UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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EVO Payments, Inc.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY — SUBJECT TO COMPLETION — DATED MARCH 25, 2021
April 5, 2021
Dear Fellow Stockholder:
In 2020, the COVID-19 pandemic presented significant challenges throughout the world and to our business. During these extraordinary times, we have maintained our commitment to ensuring the health and safety of our employees, supporting our merchants, partners, and communities, and delivering long-term value to our shareholders. We responded to the pandemic by decisively reducing our expenses, improving our leverage, investing in key products and capabilities, enhancing our technology, and augmenting our business referral relationships. Our ability to navigate both the challenges and opportunities stemming from the COVID-19 pandemic enabled us to withstand the crisis and improve our operating efficiency, which will benefit us and our shareholders in 2021 and beyond. Although the pandemic and resulting government shut-downs adversely impacted our financial results, we believe that certain consumer trends that emerged during the crisis, such as the accelerated adoption of digital payments, demonstrated by the cash-to-card conversion and increase in contactless and card-not-present solutions, will have a lasting positive impact on our industry and our business.
We would like to cordially invite you to attend the 2021 Annual Meeting of Stockholders of EVO Payments, Inc., which will be held on May 18, 2021, at 10:00 a.m. Eastern Time, at the EVO Payments, Inc. headquarters, 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, Georgia 30328. A notice of the meeting and a proxy statement containing information about the four proposals to be voted upon follow this letter. Further information regarding the meeting is contained in our proxy statement.
Your vote is important to us. Whether or not you plan to attend the annual meeting, we encourage you to promptly vote your shares by submitting your proxy by telephone, via the internet, or by completing, signing, dating, and returning the enclosed proxy card or voting instruction form.
We thank you for your continued support of EVO Payments and look forward to seeing you at the meeting.
Sincerely,
James G. Kelly Chief Executive Officer and Director	Rafik R. Sidhom Chairman of the Board of Directors

EVO Payments, Inc.
10 Glenlake Parkway
South Tower, Suite 950
Atlanta, GA 30328
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 5, 2021
Notice is hereby given that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of EVO Payments, Inc., a Delaware corporation (the “Company”, “EVO” or “we”), will be held on May 18, 2021 at 10:00 a.m. (Eastern Time) at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, Georgia 30328.
We are holding the meeting for the following purposes:
1.
to elect three directors to our board of directors, each to serve as a Group III director for a term of three years expiring at the annual meeting of stockholders to be held in 2024 and until such director’s successor has been duly elected and qualified;

2.
to consider the approval, by an advisory vote, of our executive compensation (i.e., “say-on-pay” proposal);

3.
to ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ended December 31, 2021; and

4.
to consider the approval, for purposes of Nasdaq Listing Rules, of the elimination of the limitation on conversions contained in our outstanding Series A convertible preferred stock.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.
Only stockholders of record as of the close of business on March 26, 2021 will be entitled to notice of the Annual Meeting and will be entitled to attend or vote at the Annual Meeting or any adjournment or postponement thereof. We expect to commence mailing of a Notice of Internet Availability of Proxy Materials to our stockholders of record containing instructions on how to access the proxy materials on or about April 5, 2021.
Although it is our current intention to allow stockholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the COVID-19 pandemic. We are sensitive to the in-person meeting and travel concerns of our stockholders in these uncertain times. As a result, we may decide to allow stockholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely via remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision as early as possible. Please check our Investor Relations website at http://investor.evopayments.com for updates and instructions.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors
Steven J. de Groot Executive Vice President, General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2021: The Company’s 2021 Proxy Statement and 2020 Annual Report to Stockholders are also available at www.evopayments.com or www.proxyvote.com.
Atlanta, GA
April 5, 2021

GENERAL INFORMATION	1
PROPOSAL NO. 1: ELECTION OF DIRECTORS	7
DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	8
COMPENSATION DISCUSSION AND ANALYSIS	18
REPORT OF COMPENSATION COMMITTEE MEMBERS	29
COMPENSATION OF NAMED EXECUTIVE OFFICERS	30
PROPOSAL NO. 2: APPROVAL, BY AN ADVISORY VOTE, OF OUR EXECUTIVE COMPENSATION	38
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
REPORT OF THE AUDIT COMMITTEE	42
PROPOSAL NO. 4: APPROVAL, FOR PURPOSES OF NASDAQ LISTING RULES, OF THE ELIMINATION OF THE LIMITATION ON CONVERSIONS CONTAINED IN OUR OUTSTANDING SERIES A CONVERTIBLE PREFERRED STOCK	43
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	51
DELINQUENT SECTION 16(a) REPORTS	59
ADDITIONAL INFORMATION	59
OTHER MATTERS	60

EVO PAYMENTS, INC.
PROXY STATEMENT
2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2021
GENERAL INFORMATION
We are making this proxy statement available to our stockholders, and expect to commence mailing of a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report, on or about April 5, 2021 in connection with the solicitation of proxies by our board of directors for the Annual Meeting to be held on May 18, 2021 at 10:00 a.m. (Eastern Time) at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 55 (located in the lower lobby), Atlanta, Georgia 30328. As a stockholder of EVO, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.
Structure; Classes of Stock
EVO was incorporated under the laws of the State of Delaware on April 20, 2017. On May 25, 2018, we completed an initial public offering (“IPO”) of shares of our Class A common stock. The shares began trading on the Nasdaq Global Market (“Nasdaq”) on May 23, 2018 under the symbol “EVOP.” In connection with the IPO, we completed a series of reorganization transactions to implement an “Up-C” capital structure in order to carry on the business of EVO Investco, LLC (“EVO LLC”), which we refer to as the “Reorganization Transactions.” As a result of the Reorganization Transactions and the IPO, EVO is a holding company whose principal asset is the single class of common membership interests of EVO, LLC, which we refer to as “LLC Interests.” EVO has the sole voting interest in, and controls the management of, EVO LLC.
We have four classes of common stock outstanding: Class A common stock, Class B common stock, Class C common stock and Class D common stock. The holders of our Class A common stock and our Class D common stock are entitled to one vote per share. Subject to aggregate voting power limitations and certain sunset provisions described herein, the holders of our Class C common stock are entitled to 3.5 votes per share in all matters presented to our stockholders generally, including the election of directors. Subject to certain sunset provisions described below, our Class B common stock is entitled to 15.9% of the combined voting power in all matters presented to our stockholders generally, including the election of directors. All of our Class B common stock is held by Blueapple, Inc. (“Blueapple”), a Delaware corporation which is controlled by entities affiliated with our founder and Chairman of our board of directors, Rafik R. Sidhom. All of our Class C common stock is held by our executive officers. All of our Class D common stock is held by entities controlled by Madison Dearborn Partners, LLC (“MDP”) and by certain of our current and former employees. Our Class B common stock, Class C common stock and Class D common stock do not have any economic rights. No later than May 25, 2021, all outstanding shares of our Class B common stock will be cancelled. Each outstanding share of our Class C common stock will be automatically converted into a share of our Class D common stock upon the earlier of (i) May 25, 2021 and (ii) the date on which the holder’s employment with us is terminated. Following cancellation of our Class B common stock, Blueapple will continue to own an equivalent number of LLC Interests. Pursuant to the amended and restated limited liability company agreement for EVO LLC (the “EVO LLC Agreement”), upon receipt of a sale notice from Blueapple with respect to its LLC Interests, we will use our commercially reasonable best efforts to pursue a public offering of shares of our Class A common stock and use the net proceeds therefrom to purchase LLC Interests from Blueapple.
On April 21, 2020, we issued 152,250 shares of our Series A convertible preferred stock (the “Series A convertible preferred stock”). Holders of Series A convertible preferred stock are generally entitled to vote on an as-converted basis together with the holders of the shares of Class A common stock as a single class on all matters submitted for a vote of holders of shares of Class A common stock. Unless and until approval of our stockholders is obtained as contemplated by Nasdaq listing rules, no holder of Series A convertible preferred stock may convert shares of Series A convertible preferred stock through either an optional or a mandatory conversion into shares of Class A common stock if and to the extent that such conversion would result in the holder beneficially owning in excess of 19.99% of the aggregate number of votes entitled to be cast generally at a meeting of our stockholders held for the election of directors by all outstanding shares of our common stock (such limitation, the “ownership limitation”). Pursuant to the terms of our Series A convertible preferred stock, we have agreed to use our reasonable best efforts to obtain the requisite stockholder approval to remove the ownership limitation. Until such approval is obtained, or the holders of a majority of our Series A convertible preferred stock waive the requirement that we continue to seek such approval, the Series A convertible preferred stock may not be converted into shares of Class A common stock at the option of our preferred stockholders. All of our Series A convertible preferred stock is currently held by entities controlled by MDP.
Questions and Answers
What information is included in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and certain executive officers for the year ended December 31, 2020, and other information.
What are the Proxy Materials?
The “Proxy Materials” are this proxy statement and our Form 10-K for the fiscal year ended December 31, 2020.
Why did I receive a one-page notice in the mail regarding the Internet availability of the Proxy Materials instead of a full set of the Proxy Materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our Proxy Materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.
What items will be voted on at the Annual Meeting and how does the board of directors recommend that I vote?
Proposal	Board Vote Recommendation
Proposal No. 1 — Election of Directors	FOR
Proposal No. 2 — Approval, on an advisory basis, of our executive compensation (“say-on-pay”)	FOR
Proposal No. 3 — Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021	FOR
Proposal No. 4 — Approval, for purposes of Nasdaq Listing Rules, of the elimination of the limitation on conversions contained in our outstanding Series A convertible preferred stock	FOR
You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.
Our amended and restated bylaws (our “bylaws”) provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals and do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.

Who may vote at the meeting?
Holders of Class A common stock, Class B common stock, Class C common stock, Class D common stock and Series A convertible preferred stock, together as a single class, as of the close of business on the Record Date (March 26, 2021) may vote on Proposals No. 1, 2 and 3 presented at the Annual Meeting as described in this Proxy Statement. Holders of Class A common stock, Class B common stock, Class C common stock and Class D common stock, together as a single class, as of the close of business on the Record Date (March 26, 2021) may vote on Proposal No. 4 presented at the Annual Meeting as described in this Proxy Statement.
What constitutes a “quorum”?
The presence, in person or by proxy, of the holders of a majority of the voting power of the combined shares of Class A common stock, Class B common stock, Class C common stock, Class D common stock and Series A convertible preferred stock issued and outstanding will constitute a quorum for purposes other than Proposal No. 4. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present for the purpose of determining a quorum.
The presence, in person or by proxy, of the holders of a majority of the voting power of the combined shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock issued and outstanding will constitute a quorum for purposes of Proposal No. 4. Votes withheld and abstentions, but not broker non-votes, are counted as present for the purpose of determining a quorum.
What vote is required for the Proposals and what effect do abstentions and “broker non-votes” have on the Proposals?
Brokers that are members of certain securities exchanges and that hold shares of our common stock in “street name” on behalf of beneficial owners have authority to vote on certain “discretionary” items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, our proposal to ratify the appointment of the independent registered public accounting firm is considered a discretionary item. However, Proposals No. 1, 2 and 4 in this proxy statement are considered “non-discretionary” items, and brokers cannot vote on these items without instructions, and “broker non-vote” occurs when brokers do not receive instructions.
An “abstention” will occur at the Annual Meeting if your shares are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on a proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting.
For Proposal No. 1, election of directors, director nominees will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “for” votes will be elected. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
Proposals No. 2 and 3 require the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on such proposal, present in person or represented by proxy. Abstentions are considered votes present and entitled to vote on these proposals, and thus, will have the same effect as a vote “against” these proposals. Broker non-votes will have no effect on the outcome of Proposal No. 2.
Proposal No. 4 requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on such matters, present in person or by proxy. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal as they are not considered present for purposes of voting on this proposal.

How many votes do I have?
As of the Record Date, there were:
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46,842,967 shares of Class A common stock outstanding;

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32,163,538 shares of Class B common stock outstanding;

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1,638,425 shares of Class C common stock outstanding;

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2,315,870 shares of Class D common stock outstanding; and

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152,250 shares of Series A convertible preferred stock outstanding.

The holders of our Class A common stock and our Class D common stock are entitled to one vote per share. The holders of our Series A convertible preferred stock are generally entitled to one vote per share, on an as-converted basis, subject to the ownership limitation. The holders of our Class C common stock are entitled to 3.5 votes per share. In addition, the voting rights associated with our Class C common stock are capped so that the aggregate voting power of all shares of Class C common stock outstanding, when taken together with any shares of Class A common stock that are subject to vesting or forfeiture held by employees or directors of EVO Payments, Inc., will not exceed 20% of the combined voting power in all matters presented to our stockholders generally, including the election of directors. Subject to certain sunset provisions, our Class B common stock is entitled to 15.9% of the combined voting power in all matters presented to our stockholders generally, including the election of directors.
No later than May 25, 2021, all outstanding shares of our Class B common stock will be cancelled. Each outstanding share of our Class C common stock will be automatically converted into a share of our Class D common stock upon the earlier of (i) May 25, 2021 and (ii) the date on which the holder’s employment with us is terminated.
As of the record date, holders of Class A common stock voting as a class held approximately 60.5% of the outstanding voting power, holders of Class B common stock voting as a class held 15.9% of the outstanding voting power, holders of Class C common stock voting as a class held approximately 7.4% of the outstanding voting power, holders of Class D common stock voting as a class held approximately 3.0% of the outstanding voting power and holders of the Series A convertible preferred stock voting as a class held approximately 13.2% of the outstanding voting power.
For purposes of the vote on Proposal No. 4, as of the record date, holders of Class A common stock voting as a class held approximately 71.8% of the outstanding voting power, holders of Class B common stock voting as a class held 15.9% of the outstanding voting power, holders of Class C common stock voting as a class held approximately 8.8% of the outstanding voting power, holders of Class D common stock voting as a class held approximately 3.6% of the outstanding voting power. Under Nasdaq rules, holders of the Series A convertible preferred stock are not entitled to vote on Proposal No. 4.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
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Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are a stockholder of record.

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Beneficial Owner of Shares Held in Street Name.   If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?
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Vote by Internet.   Visit www.proxyvote.com to vote via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.
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Vote by Telephone.   Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

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Vote by Mail.   Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What effect do abstentions and “broker non-votes” have on the proposals?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares on the Proposal.

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Vote in Person at the Annual Meeting.   All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

Can I change my vote after submitting a proxy?
Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice bearing a date later than the proxy and stating that the proxy is revoked to 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet no later than 11:59 p.m. (Eastern Time) on Monday, May 17, 2021, the day before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
Who is paying for this proxy solicitation?
We are paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. In addition, we have retained D.F. King & Co., Inc. to assist in the solicitation of proxies as well as provide advisory services to us for a fee of approximately $15,000 plus out-of-pocket expenses. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.
Can I participate in the Annual Meeting remotely?
Although it is our current intention to allow stockholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the COVID-19 pandemic. We are sensitive to the in-person meeting and travel concerns of our stockholders in these uncertain times. As a result, we may decide to allow stockholders to participate in the Annual Meeting by remote communication, or we may decide to hold the Annual Meeting entirely via remote communication. If we decide that either of these options is necessary or advisable, we will communicate this decision as early as possible. Please check our Investor Relations website at http://investor.evopayments.com for updates and instructions.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You also may request additional copies of the proxy materials by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the “Investors” page of our corporate website at www.evopayments.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are also available without charge to stockholders upon written request addressed to:
EVO Payments, Inc.
Attn: Investor Relations
10 Glenlake Parkway,
South Tower, Suite 950
Atlanta, Georgia 30328

PROPOSAL NO. 1: ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will vote to elect the three nominees named in this proxy statement as Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2024 annual meeting of stockholders or until his successor has been duly elected and qualified. Our board of directors has nominated Vahe A. Dombalagian, James G. Kelly and Rafik R. Sidhom to serve as Class III directors for terms expiring at the 2024 annual meeting of stockholders and until each of their successors has been duly elected and qualified.
The persons named as proxies will vote to elect Messrs. Dombalagian, Kelly and Sidhom unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.
In the event that any nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.
Our board of directors recommends that you vote FOR the election of each of Vahe A. Dombalagian, James G. Kelly and Rafik R. Sidhom as Class III directors.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors and Executive Officers
The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.
Name	Age	Position
James G. Kelly	59	Chief Executive Officer and Director
Brendan F. Tansill	42	President, the Americas
Darren Wilson	53	President, International
Thomas E. Panther	52	Executive Vice President, Chief Financial Officer
Steven J. de Groot	62	Executive Vice President, General Counsel and Secretary
Michael L. Reidenbach	58	Executive Vice President, Chief Information Officer
Catherine E. Lafiandra	58	Executive Vice President, Chief Human Resources Officer
David L. Goldman	38	Executive Vice President, Business Development and Strategy
Anthony J. Radesca	51	Senior Vice President, Chief Accounting Officer
Rafik R. Sidhom	56	Chairman of the Board of Directors
Vahe A. Dombalagian	47	Director
Mark A. Chancy	56	Director
John S. Garabedian	59	Director
David W. Leeds	64	Director
Laura M. Miller	56	Director
Gregory S. Pope	55	Director
Matthew W. Raino	42	Director
Set forth below is a brief biography of each of our executive officers and directors.
James G. Kelly has served as EVO’s Chief Executive Officer since its formation, as a member of our board of directors since May 2018, and as Chief Executive Officer and a member of the board of managers of EVO LLC since January 2012. Before joining EVO, Mr. Kelly served as President and Chief Operating Officer of Global Payments Inc., as Senior Executive Vice President of Global Payments Inc. and as Chief Financial Officer of Global Payments Inc. Prior to that, Mr. Kelly served as managing director of Alvarez & Marsal, a global professional services firm, and as manager of Ernst & Young’s mergers and acquisitions/audit groups. Mr. Kelly is a graduate of the University of Massachusetts, Amherst.
Mr. Kelly was elected to our board of directors because of his extensive experience in executive leadership positions in the payment services industry and his knowledge of our business in particular, gained through his service as our Chief Executive Officer and implementation of our strategic objectives over the past nine years.
Brendan F. Tansill has served as EVO’s President, the Americas, since its formation, and as President, the Americas, of EVO LLC since January 2016. Prior to his current role, Mr. Tansill served as Executive Vice President, Business Development and Strategy of EVO LLC from April 2012 until December 2015, where he was responsible for EVO’s global mergers and acquisitions activity and corporate strategy. Before joining EVO, Mr. Tansill was an investment professional at CCMP Capital Advisors. Mr. Tansill received his Masters of Business Administration from the Kellogg School of Management at Northwestern University and his Bachelor of Arts from the University of Virginia.
Darren Wilson has served as EVO’s President, International, since its formation, and as President, International, of EVO LLC since April 2014. Before joining EVO, Mr. Wilson served as Managing Director of Streamline (a Worldpay company) and as CEO/President of Global Payments’ Western European business. Mr. Wilson has also held various positions at HSBC Bank. Mr. Wilson has the Associate of the Chartered Institute of Bankers degree and has studied at Birmingham and Warwick Universities.

Thomas E. Panther has served as EVO’s Executive Vice President and Chief Financial Officer since November 2019. Before joining EVO, Mr. Panther worked for over 19 years at SunTrust Banks, Inc., where he served in numerous leadership roles including Chief Accounting Officer, Corporate Controller, Director of Corporate Finance and Head of Capital Planning & Analysis. Mr. Panther began his career at Arthur Andersen, delivering accounting and advisory services to financial institutions for nine years. Mr. Panther is a certified public accountant and earned his bachelor’s degree from the University of Richmond.
Steven J. de Groot has served as EVO’s Executive Vice President, General Counsel and Secretary since its formation, and as Executive Vice President, General Counsel and Secretary of EVO LLC since March 2013. Before joining EVO, Mr. de Groot was a partner in the corporate group at DLA Piper LLP from October 2009 until October 2012 and a partner in the corporate group at King & Spalding LLP from March 1992 until October 2009. Mr. de Groot received his Juris Doctorate and Bachelor of Business Administration from the University of Notre Dame.
Michael L. Reidenbach has served as EVO’s Executive Vice President, Chief Information Officer since its formation, and as Executive Vice President, Chief Information Officer of EVO LLC since March 2013. Before joining EVO, Mr. Reidenbach served as Executive Vice President, Chief Information Officer of Global Payments Inc. Mr. Reidenbach is a former U.S. Air Force instructor pilot and aircraft commander. Mr. Reidenbach received his Master in Business Administration/Finance and his Master in Management Information Systems from Georgia College and his Bachelor of Science from the U.S. Air Force Academy.
Catherine E. Lafiandra has served as EVO’s Executive Vice President, Chief Human Resources Officer since its formation, and as Chief Human Resources Officer of EVO LLC since March 2016. Before joining EVO, Ms. Lafiandra served as Vice President of Human Resources of Beazer Homes USA, Inc. from October 2014 to March 2016 and as Senior Vice President of Human Resources of PRGX Global, Inc. from March 2010 to March 2014. Ms. Lafiandra received her Juris Doctorate from the University of Virginia School of Law and her Bachelor of Arts from Southern Methodist University.
David L. Goldman has served as EVO’s Executive Vice President of Business Development and Strategy since its formation, and as Executive Vice President of Business Development and Strategy of EVO LLC since June 2016. Before joining EVO, Mr. Goldman served as Managing Director of PointState Capital LP from January 2011 to April 2014 and as Vice President of Duquesne Capital Management, LLC from April 2007 to December 2010. Prior to that, Mr. Goldman served as an Associate at TPG Capital, L.P. and as an investment banking analyst at Morgan Stanley. Mr. Goldman received his Bachelor of Business Administration from the University of Michigan.
Anthony J. Radesca has served as EVO’s Senior Vice President and Chief Accounting Officer since April 2019. Before joining EVO, Mr. Radesca served as the Senior Vice President and Chief Accounting Officer of CA Technologies, a global technology company that designs and develops infrastructure software solutions, from May 2016 until February 2019. Prior to that, he served as Vice President of Accounting of CA Technologies. Mr. Radesca received his Bachelor of Business Administration, Public Accounting, from Hofstra University and his Juris Doctor from Saint John’s University School of Law. Mr. Radesca is a Certified Public Accountant.
Rafik R. Sidhom has served as Chairman of our board of directors since May 2018, and, prior to that, as Chairman and a member of the board of managers of EVO LLC since December 2012. As our original founder, Mr. Sidhom began his career in the acquiring industry selling card processing services and equipment to small retail merchants.
Mr. Sidhom was elected to our board of directors because of his role in founding our Company and his extensive experience with, and in-depth knowledge of, both the card processing services industry and our business in particular.
Mark A. Chancy has served as a member of our board of directors since March 2020. Mr. Chancy most recently served as Vice Chairman and Co-Chief Operating Officer at SunTrust Banks, Inc. In this role, he was responsible for SunTrust’s consumer banking, consumer lending, private wealth management and mortgage businesses, as well as enterprise marketing and data and analytics functions for the company. Prior to this role, Mr. Chancy held various executive roles at SunTrust from 2001 to 2017, including Chief Financial Officer and Wholesale Segment Executive. Mr. Chancy was recruited to the corporate finance department at The Robinson-Humphrey Company in 1989 after beginning his career with The First Boston Corporation in New York in 1986. Mr. Chancy serves on the board of directors of Wells Fargo & Company. He also serves as a member of the boards of the Westside Future Fund and Children’s Healthcare of Atlanta where he also serves as the chair of its Foundation. Mr. Chancy holds an MBA in finance from the J.L. Kellogg Graduate School of Management at Northwestern University and a bachelor’s degree from Southern Methodist University.
Mr. Chancy was elected to our board because of his extensive financial, operational, and strategic experience, as well as his knowledge of the financial services industry.
Vahe A. Dombalagian has served as a member of our board of directors since May 2018 and as a member of the board of managers of EVO LLC since December 2012. Mr. Dombalagian is a Managing Director and Co-Head of the MDP Financial & Transaction Services team. Prior to joining MDP, he was with TPG and Bear, Stearns & Co. Inc. Mr. Dombalagian also serves on the boards of directors of The Amynta Group, Ankura Consulting Group, The Ardonagh Group Limited, Benefytt Technologies, Inc., Navacord Corp., NFP Corp. and AmTrust Financial Services, Inc. Mr. Dombalagian received his Bachelor of Science from Georgetown University and his Master in Business Administration from the Harvard Graduate School of Business Administration.
Mr. Dombalagian was elected to our board of directors because of his role in the development and implementation of our strategic objectives during his six years as a member of the board of managers of EVO LLC, his extensive experience serving as a director of other businesses, and his experience as a private equity investor with respect to acquisitions and a variety of debt and equity financings.
John S. Garabedian has served as a member of our board of directors since May 2018. Mr. Garabedian is currently a Venture Partner with KB Partners Myriad Opportunity Venture Fund and a senior advisor for The Boston Consulting Group, or BCG, a management consulting firm. Mr. Garabedian joined BCG in September 1997 and served as a Senior Partner from 2006 to 2018. He was a member of BCG’s Financial Institutions practice and led the practice in the Americas from 2007 to 2012. Prior to joining BCG, Mr. Garabedian was vice president for Gemini Consulting, where he was the North American Financial Services practice leader. He also worked in strategic planning at Continental Bank. Mr. Garabedian received a Master of Management degree from the Kellogg School of Management and a Bachelor of Science degree in Accounting from Frostburg State University.
Mr. Garabedian was elected to our board of directors because of his experience working with banking, insurance and asset management firms on strategy and operational matters.
David W. Leeds has served as a member of our board of directors since July 2018. Mr. Leeds has been associated with Ernst & Young LLP for over 40 years before his retirement in June 2018, having served as an assurance and audit partner in the Financial Services and Technology practice groups of the firm since 1991. Mr. Leeds serves and has served on the boards of several non-profit and educational organizations, in which capacity he has served as board chair, finance chair, and on various committees. Mr. Leeds received his Bachelor of Business Administration from the University of Texas and has been a Certified Public Accountant since 1981.
Mr. Leeds was elected to our board of directors because of his extensive experience with financial reporting and audit matters.
Laura M. Miller has served as a member of our board of directors since September 2019. Ms. Miller has served as Chief Information Officer at Macy’s Inc. since March 2021. Prior to joining Macy’s, Ms. Miller was with InterContinental Hotels Group PLC (IHG®) from 2013 to January 2020, where she held the role of Global Chief Information Officer. Prior to joining IHG, Ms. Miller was Senior Vice President, Financial Services Application Development for First Data Corporation, where she was responsible for the company’s credit card issuing, merchant acquiring, ATM and online banking solutions. Ms. Miller currently serves as a board member of LGI Homes, Inc., an industry-leading residential home design, construction and sales business based in The Woodlands, Texas. She is also a member of the Society of Information Management, Women in Technology and the Technology Association of Georgia. Ms. Miller has a bachelor’s degree in Information Systems Management from the University of Maryland, Baltimore County, and holds a master’s degree in Computer Systems Management from the University of Maryland University College.

Ms. Miller was elected to our board of directors because of her leadership experience as well as her extensive expertise of technology and cybersecurity matters.
Gregory S. Pope has served as a member of our board of directors since May 2018. Mr. Pope has served as Chief Operations Officer at Masters Capital Management LLC, or Masters Capital, an investment management firm, since June 2000. Prior to joining Masters Capital, Mr. Pope worked for J.C. Bradford & Co. from 1989 until July 2000. Mr. Pope previously served on the board of directors for Georgia Commerce Bancshares, Inc. and was a member of its audit and asset-liability committee from 2011 until 2015. Mr. Pope currently serves on the board of directors of Big Brothers Big Sisters of Atlanta and is a past board member of several other charitable foundations. Mr. Pope received a Bachelor of Science degree in Finance from Georgia State University.
Mr. Pope was elected to our board of directors because of his experience working in the banking and investment management sectors on a variety of strategic and operational matters.
Matthew W. Raino has served as a member of our board of directors since April 2020 and previously, from May 2018 to December 2019, and was a member of the board of managers of EVO LLC from December 2012 to December 2019. Mr. Raino is a Managing Director on the MDP Financial & Transaction Services team. Prior to rejoining MDP in August 2007, Mr. Raino attended Northwestern University J.L. Kellogg Graduate School of Management. From July 2003 to July 2005, Mr. Raino served as an associate at MDP. Mr. Raino also serves on the boards of directors of The Amynta Group, Ankura Consulting Group, Benefytt Technologies, Inc., Navacord Corp., and NFP Corp. Mr. Raino has a Bachelor of Business Administration from the University of Michigan and a Master in Business Administration from Northwestern University J.L. Kellogg Graduate School of Management.
Mr. Raino was elected to our board of directors because of his role in the development and implementation of our strategic objectives during his six years as a member of the board of managers of EVO LLC, his extensive experience serving as a director of other businesses, and his experience as a private equity investor with respect to acquisitions and a variety of debt and equity financings.
Board Composition
Board Membership Criteria and Director Nominations
Our business and affairs are managed under the direction of our board of directors, which consists of nine members. Our nominating and corporate governance committee periodically reviews with our board of directors the appropriate experience, skills, and characteristics required of board members. The nominating and corporate governance committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the nominating and corporate governance committee evaluates all factors that it deems appropriate, including the number of current directors, independence standards, as well as the qualifications set forth in our Corporate Governance Guidelines, including personal and professional ethics, integrity, high performance standards and history of achievements, and ability to provide wise and thoughtful counsel on a broad range of issues. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of our board of directors.
The nominating and corporate governance committee may engage a third party to conduct or assist with this evaluation. Ultimately, the nominating and corporate governance committee seeks to recommend to the board of directors those nominees whose specific qualities, experience and expertise will augment the current board of directors’ composition and whose past experience evidences that they will: (i) dedicate sufficient time, energy and attention to ensure the diligent performance of board duties; (ii) comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and in our bylaws; (iii) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in Delaware; and (iv) adhere to our Code of Conduct. As detailed in the director biographies above, our board of directors and the nominating and corporate governance committee believe that the directors recommended for election at the annual meeting possess these diverse skills and experiences.

In its discretion, the nominating and corporate governance committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above. Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information.”
Director Independence
Under Nasdaq rules, independent directors must comprise a majority of our board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director and has determined that Ms. Miller and Messrs. Chancy, Dombalagian, Garabedian, Leeds, Pope and Raino qualify as “independent” directors in accordance with Nasdaq listing requirements. In making these determinations, our board of directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Messrs. Kelly and Sidhom are not considered independent. There are no family relationships among any of our directors or executive officers.
Classified Board of Directors
In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. We refer to each director class as a “Group.” At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
•
the Group I directors are Messrs. Chancy, Garabedian and Leeds, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•
the Group II directors are Ms. Miller, Mr. Pope and Mr. Raino, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Group III directors are Messrs. Dombalagian, Kelly and Sidhom, and their terms will expire at the Annual Meeting.

Our amended and restated certificate of incorporation provides that the authorized number of directors may only be decreased below seven by an affirmative vote at least 66 2∕3% of the voting power of our outstanding common stock, voting together as a single class. The number of directors will otherwise be between seven and 15 directors, with the precise number of directors at or above seven directors being fixed from time to time exclusively by the board of directors (subject to MDP’s director nomination rights described below). In addition, our directors may only be removed for cause and by the affirmative vote of at least 66 2∕3% of the voting power of our outstanding common stock voting together as a single class.
Director Nomination Rights
In connection with the IPO, we and MDP entered into a director nomination agreement. This agreement was subsequently amended and restated in connection with MDP’s investment in our Series A convertible preferred stock. As amended and restated, the director nomination agreement provides MDP with the right to designate two of our nine directors until MDP no longer holds at least 15% of the voting power of our outstanding voting stock and one of our nine directors until MDP no longer holds at least 5% of the voting power of our outstanding voting stock. MDP is entitled to designate the replacement of any of its board designees should a designee’s service terminate prior to the end of the director’s term, regardless of MDP’s voting power at the time.
We are required, to the extent permitted by applicable law, to take all necessary action to cause our board of directors and the nominating and corporate governance committee to include such designees in the slate of director nominees for election by our stockholders. MDP’s current designees are Matthew W. Raino, a Group II director, and Vahe A. Dombalagian, a Group III director. Pursuant to the director nomination agreement, we also agreed not to, without MDP’s prior consent, take any action to (1) increase the size of our board of directors to more than nine, (2) declassify our board of directors or (3) amend our bylaws to provide for a voting standard in the election of directors other than plurality voting.
In connection with the IPO, we also entered into a chairman and consulting agreement with Mr. Sidhom that requires us to nominate Mr. Sidhom for election as a director at each stockholder meeting at which Group III directors are to be nominated until the earliest of the termination of the chairman and consulting agreement, the first time Mr. Sidhom no longer serves on our board of directors or whenever Mr. Sidhom, together with certain trusts with which he is affiliated, no longer hold at least 15% of the outstanding LLC interests. See “Certain Relationships and Related Party Transactions — Related Party Transaction — Director Nomination Agreement.”
Board Committees
We have established an audit committee, compensation committee, and nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors. Copies of each charter are posted on the corporate governance section of our website at www.evopayments.com. Each committee has the composition and responsibilities described below. Our board of directors may establish other committees from time to time.
Audit Committee
Our board of directors adopted a written charter for our audit committee that complies with the rules of Nasdaq. Our audit committee is comprised of Messrs. Leeds, Chancy, Pope and Ms. Miller, with Mr. Leeds serving as the chairperson of the committee. Our audit committee assists our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. Our audit committee has formed a technology subcommittee, chaired by Ms. Miller, to assist the board of directors and audit committee in their assessment and management of risks regarding technology, information security, cybersecurity, data privacy, disaster recovery, and business continuity.
Our board of directors has determined that each member of the audit committee is independent as required by Rule 10A-3 under the Exchange Act and Nasdaq listing standards. Our board of directors has determined that each of Messrs. Leeds, Chancy and Pope is an “audit committee financial expert” within the meaning of applicable SEC rules and that each member of our audit committee has the requisite financial expertise required under the applicable listing requirements of Nasdaq.
Compensation Committee
Our compensation committee is comprised of Messrs. Raino, Dombalagian, Garabedian, and Pope, with Mr. Raino serving as the chairperson of the committee. Our compensation committee assists our board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee reviews and makes recommendations to our board of directors with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews and makes recommendations for approval by the independent members of our board of directors regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans.
Our board of directors has determined that each member of the compensation committee is independent as required by Nasdaq listing standards, and that Messrs. Garabedian and Pope are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Mr. Garabedian, Mr. Leeds, Ms. Miller and Mr. Raino, with Mr. Garabedian serving as the chairperson of the committee. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, our nominating and corporate governance committee is responsible for overseeing succession planning, our corporate governance guidelines, and reporting and making recommendations to the board of directors concerning corporate governance matters.
Our board of directors has determined that each member of the nominating and corporate governance committee is independent as required by Nasdaq listing standards.
Board Leadership and Risk Oversight
The board of directors currently separates the role of Chairman and Chief Executive Officer. Our board of directors believes that the current separation of Chairman and Chief Executive Officer allows the Chief Executive Officer to focus his time and energy on operating and managing our Company and leverage the experience and perspectives of the Chairman. Our nominating and corporate governance committee periodically assesses these roles and the board leadership structure to ensure the interests of our Company and its stockholders are best served.
In addition, we have a lead independent director (“Lead Director”) appointed annually by our independent directors. Gregory S. Pope currently serves as Lead Director. As Lead Director, Mr. Pope presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its leadership structure is appropriate because it strikes an effective balance between strategic development and independent leadership and management oversight in the board process.
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us, including technology, information security, cybersecurity, disaster recovery and business continuity, and ensures that appropriate risk mitigation strategies are implemented by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our board delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Director Stock Ownership Requirements
Our board of directors has implemented stock ownership guidelines for our directors to foster equity ownership and align the interests of our directors with our stockholders. Within five years of a director’s initial election to the board, our outside directors are required to beneficially own securities with a value of at least 4 times their annual cash retainer (excluding committee and chairperson fees). Each of our directors was in compliance with the stock ownership guidelines as of the Record Date.
Diversity and Inclusion
Our compensation committee oversees diversity and inclusion across our entire organization. Three areas guide our actions and drive progress: (1) leadership accountability; (2) employee awareness; and (3) EVO’s culture and values.
We recognize that a diverse and inclusive workforce is one of the keys to our success and makes our company stronger. EVO’s GET. GROW. KEEP. (“GGK”) culture represents a cornerstone of our talent strategy, which uses people-focused programs supported by human resources technology to attract (GET), develop (GROW) and retain (KEEP) the talent necessary to drive our growth and success. For our existing employees, we utilize our global People Development Portal to implement our talent management programs, including (i) our annual performance evaluation process and goal setting, and (ii) mandatory training and development curriculum for our employees.
We implemented a global onboarding and recruiting technology platform in 2020 which allows us to attract and reach more candidates through multiple recruiting avenues and to improve our overall recruitment process. This new onboarding platform engages our employees immediately and introduces them to our GGK culture including our five core values of integrity, service, teamwork, ownership and diversity. We believe that our culture creates a diverse, collaborative, respectful and safe workplace. To strengthen this culture, we recognize our colleagues whose behaviors and actions demonstrate the GGK culture and our values through multiple recognition programs. Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, compensation and benefits benchmarking, diversity, and employee engagement, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees.
We will continue to strive for increased diversity in our workforce and to have an inclusive work place environment through our talent acquisition and talent management strategies.
Code of Conduct
Our board of directors has adopted a code of conduct applicable to our executive officers, directors and all other employees. A copy of that code is available on our website at www.evopayments.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.evopayments.com.
Board and Committee Meetings; Annual Meeting Attendance
During the year ended December 31, 2020:
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the board of directors held ten meetings;

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the audit committee held five meetings;

•
the nominating and corporate governance committee held two meetings; and

•
the compensation committee held four meetings.

In the year ended December 31, 2020, one director missed one meeting of the board of directors; otherwise, all of the directors attended all of the board of directors meetings. All committee members attended all of the committee meetings on which they served (during the periods that he or she served on such committees).
According to our Corporate Governance Guidelines, each director is expected to adequately prepare for and attend all meetings of the board of directors and all meetings of the committees of which the director is a member (with the understanding that, on occasion, a director may be unable to attend a meeting) and to spend the time needed and meet as frequently as necessary to discharge his or her responsibilities. Absent unusual circumstances, each director is expected to attend the annual meeting of stockholders. All of our directors attended our 2020 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
Messrs. Dombalagian, Garabedian, Pope and Raino were members of the compensation committee during fiscal year 2020. All members of the compensation committee were independent directors, and no member was an employee or former employee of our Company.
None of our executive officers serves as a member of the board of directors or compensation committee of any entity, other than our Company or our affiliates, that has one or more executive officers serving as a member of our board of directors or compensation committee.
Communication with the Board of Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the audit, nominating and corporate governance, and compensation committees, or to the independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.
Director Compensation
Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our stockholders. In lieu of per-meeting fees, we pay annual cash and stock retainers to our non-employee directors that are not affiliated with Blueapple or MDP. Other than Mr. Sidhom, we do not pay additional compensation to directors who are also our employees for their service as a director, nor do we provide compensation to directors affiliated with MDP. Our nominating and corporate governance committee periodically reviews our non-employee director compensation plan and makes recommendations as necessary to our full board of directors.
Mr. Sidhom receives $250,000 for his service as Chairman of our board of directors. Each of our independent directors not affiliated with Blueapple or MDP — currently Ms. Miller and Messrs. Chancy, Garabedian, Leeds and Pope — receive an annual cash retainer fee of $100,000 (prorated for partial periods for new directors). In addition, independent directors (except for committee chairs) who serve on our audit committee, compensation committee, nominating and corporate governance committee and technology subcommittee are each entitled to annual committee fees of $12,500, $10,500, $10,000 and $5,000, respectively. Chairpersons of the audit committee, compensation committee, nominating and corporate governance committee and technology subcommittee are each entitled to annual committee chair fees of $20,000 per year, $17,500 per year, $10,000 per year and $10,000 per year, respectively.

On an annual basis, each of our independent directors not affiliated with Blueapple and MDP receive a grant of restricted stock units with a grant date value of $125,000, which cliff vest on the first anniversary of the date of grant. The number of restricted stock units granted is based on the closing sale price of our Class A common stock as reported by Nasdaq on the grant date. As Mr. Dombalagian and Mr. Raino are each affiliated with MDP, we did not compensate them for their service as directors.
In connection with our response to the COVID-19 pandemic, each of our non-employee directors agreed to temporarily and voluntarily defer their cash retainer fees for the second and third quarters of 2020. In addition, Mr. Sidhom agreed to defer a portion of his compensation for his service as Chairman of our board of directors. Deferred fees were paid to directors in the first quarter of 2021, as indicated below.
2020 Director Compensation Table
The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended December 31, 2020.
Name	Fees earned or paid in cash ($)(1)	Fees earned in 2020 subject to deferral ($)(2)	Stock awards ($)(3)(4)	All other Compensation ($)(5)	Total ($)
Mark A. Chancy	29,375	58,750	125,000	—	213,125
David W. Leeds	62,500	60,000	125,000	—	247,500
John S. Garabedian	60,250	57,750	125,000	—	243,000
Laura M. Miller	61,250	63,750	125,000	—	250,000
Gregory S. Pope	64,000	69,000	125,000	—	258,000
Rafik R. Sidhom	93,404	156,596	—	41,642	291,642

(1)
Represents annual cash retainers, committee fees and chairmanship fees earned during 2020.

(2)
Represents annual cash retainers, committee fees and chairmanship fees earned during 2020 but deferred until the first quarter of 2021 in response to the COVID-19 pandemic.

(3)
Represents the aggregate grant date fair value of each stock award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. For additional information, note 21 to our audited financial statements for the fiscal year ended December 31, 2020 included in our annual report on Form 10-K filed with the SEC.

(4)
As of December 31, 2020, each of Ms. Miller and Messrs. Leeds, Garabedian, Pope and Chancy held 4,945 unvested restricted stock units.

(5)
Represents Mr. Sidhom’s participation in health and welfare programs that are available to substantially all full-time, salaried employees, including our 401(k) plan. In addition, Mr. Sidhom participated in a supplemental healthcare insurance plan paid for by the Company.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) focuses on our 2020 compensation programs, actions and outputs relative to our 2020 performance. These compensation decisions reflect the compensation committee’s application of our compensation philosophy, plan objectives and performance standards against financial and individual executive performance through the end of 2020. Through 2020 and as of the date of this proxy statement, we have experienced a significant impact on our business due to the COVID-19 pandemic and related government actions to control its spread, as demonstrated by volatility and declines in year-over-year volumes as well as other indicators. As described further in this CD&A, our executive compensation programs strongly align realized compensation outcomes with our financial performance and the effect of the foregoing COVID-19 impacts to our compensation programs are discussed below in this section.
Named Executive Officer Compensation Design, Elements and Pay Mix
This section provides an overview of our 2020 executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed regarding the compensation of our named executive officers, or NEOs, in the summary compensation table below. For 2020, our NEOs were:
Name	Position
James G. Kelly	Chief Executive Officer
Thomas E. Panther	Executive Vice President and Chief Financial Officer
Brendan F. Tansill	President, the Americas
Darren Wilson	President, International
Michael L. Reidenbach	Executive Vice President and Chief Information Officer
Compensation of our NEOs is comprised of three key components: base salary, short-term cash incentive and long-term equity incentive.

Core Component	Objective/Features
Salary	Base Salary	Base salaries are intended to provide compensation consistent with each NEO's responsibilities, experience and performance in relation to the marketplace. In connection with our response to the COVID-19 pandemic, each of our NEOs voluntarily agreed to temporarily reduce their respective base salaries by 50%, effective March 29, 2020. The compensation committee of our board of directors approved the reinstatement of our NEOs base salaries to 100% of pre-reduction levels, effective December 2020.
Short-Term Cash Incentive	Annual Cash Incentives	Our annual short-term incentive plan rewards short-term performance while aligning the interests of our NEOs with the interests of our stockholders. For 2020, short-term incentive payments were determined based on specified goals for adjusted EBITDA, revenue, and capital expenditures and individual performance goals.
Long-Term Equity Incentive	Stock Options	Stock options are used to provide a strong incentive for creation of long-term stockholder value, as stock options may be exercised to provide value to executives to the extent our stock price appreciates after the grant date to enhance retention and long-term thinking. All stock options granted as part of our long-term incentive plan vest in equal installments over three or four years to enhance retention and long-term thinking, with a term of ten years.
	Restricted Stock Units	Restricted stock units are used to provide a retentive element to our compensation program while still tying the value of the award to the performance of our stock. All restricted stock units granted as part of our long-term incentive plan vest in equal installments on each of the first four anniversaries of the grant date. The vesting schedule helps to ensure that executives are continuously tied to share price performance and thinking long-term.

Below is the mix of total target compensation in 2020 for our Chief Executive Officer and the average of all other NEOs.
Our compensation program is aligned with our short- and long-term performance and reflects best practices to ensure sound corporate governance. As illustrated above, the vast majority of our NEOs’ compensation is subject to forfeiture (“at risk”). In addition, with the exception of base salary and restricted stock units, all compensation is performance-based. NEOs are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our stock price.
What We Do	What We Don’t Do
Strong emphasis on performance-based compensation, with a significant portion of NEO compensation tied to our performance	No repricing without stockholder approval
Mix of short-term and long-term incentives	No excise or other tax gross ups on change in control payments
Board-approved annual revenue, EBITDA and other targets for short-term incentive payments generally, with rigorous individual financial and non-financial performance requirements	No incentives that encourage excessive risk-taking
Double-trigger change-in-control severance benefits for executive officers	No liberal share recycling or “net share counting” upon exercise of stock options
Robust clawback policy for incentive compensation paid to our executive officers	No hedging, pledging or short sales of company stock
Benchmarking against a representative peer group	No guaranteed incentive awards for executives
Conditional severance payments upon a release of claims and compliance with restrictive covenants	No “single-trigger” change in control acceleration of equity awards
Compensation decisions for NEOs made by an independent compensation committee advised by independent compensation consultant
Meaningful stock ownership requirements for executives
Annual say-on-pay vote

Compensation Philosophy
Our compensation philosophy is based on the principle of pay-for-performance, with the actual compensation received by any NEO varying based on our performance. The compensation committee is comprised solely of independent directors and is responsible for determining the compensation for each of our NEOs and administering our equity compensation plans and awards. The compensation committee reviews our executive compensation program annually to ensure that we have a competitive, market-based program designed to drive our performance for the benefit of all our stockholders. Our compensation program is intended to:
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support the achievement of our financial and business objectives;

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align short-term and long-term incentives with our strategy and objectives;

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attract and retain highly qualified executives who can lead our complex, expanding global business;

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deliver an externally competitive and transparent total compensation structure;

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create an environment where performance is rewarded; and

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align the interests of our NEOs with our stockholders.

In order to achieve these results, our compensation committee believes our program must:
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provide our NEOs with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

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provide variable, at-risk incentive award opportunities that are payable only if specific goals are achieved;

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provide significant upside opportunities for outstanding performance and strong shareholder value creation; and

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align the interests of our NEOs with those of our stockholders by making stock-based incentives a core element of our executive compensation program.

The NEO compensation program is designed considering the following factors:
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market data provided by our independent compensation consultant to ensure we offer competitive compensation to our NEOs based on experience level, individual skills, criticality of the role, individual performance and other factors;

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opportunities to award NEOs if performance significantly exceeds our established financial objectives; and

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alignment with stockholders by ensuring that a core part of NEO compensation is stock based, including a significant portion of stock options.

Our compensation committee also considers and assesses potential risk and risk mitigation factors in all our compensation programs. For 2020, our compensation committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our NEOs or other employees, and are not reasonably likely to have a material adverse effect on us.
Role of the Independent Compensation Consultant
The compensation committee has retained Meridian Compensation Partners LLC, which we refer to as Meridian, as its independent compensation consultant. The compensation committee assessed the independence of Meridian and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and Nasdaq rules, and determined that Meridian is independent. Meridian took guidance from and reported directly to the compensation committee. Meridian advised the compensation committee on trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our NEOs during 2020. At the request of the compensation committee, Meridian performed the following services, among others, to inform the compensation committee’s decisions regarding executive compensation for 2020:

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Review the Company’s peer group to provide context for the range of appropriate compensation for NEOs and compensation program designs;

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Reviewed market data and trends for our NEOs to determine whether their targeted total direct compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

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Assisted in the development of incentive design;

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Kept the committee aware of executive and director compensation trends and developments;

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Attended compensation committee meetings, as requested, to discuss these items; and

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Advised on market trends for the impact of the COVID-19 pandemic on executive compensation.

All services performed for us by Meridian during 2020 related to executive and non-employee director compensation.
Market Data
The compensation committee considers the compensation programs and practices and resulting NEO compensation opportunities of selected other companies to assist it in setting our NEOs’ compensation to ensure that it remains competitive. For 2020, Meridian reviewed and refreshed our peer group, which is used to benchmark executive pay levels and to provide incentive design considerations. The companies in the peer group were chosen because (i) each company in the peer group is in the transaction, data processing or technology-enabled business, (ii) each company in the peer group is publicly traded, (iii) the peer group reflects companies with an appropriate range of revenues and market capitalizations (iv) we compete for talent with many of these companies.
For 2020, our peer group included the following companies:

Aspen Technology, Inc.
Black Knight, Inc.
Bottomline Technologies, Inc.
Ebix, Inc.
Euronet Worldwide, Inc.
EVERTEC, Inc.
Fair Isaac Corporation
FleetCor Technologies, Inc.
Information Services Group, Inc.
Jack Henry & Associates, Inc. MicroStrategy Incorporated MoneyGram International, Inc. Paychex, Inc. Progress Software Corporation QAD, Inc. Steel Connect, Inc. WEX, Inc. Zendesk, Inc.
In connection with the compensation committee setting NEO compensation for 2020, Meridian collected and analyzed comprehensive market data concerning our peer group for the compensation committee. Meridian presented market figures representing competitive ranges for base salary, target short-term incentive opportunity and long-term incentive opportunity to assist the committee in determining how to position compensation.
Role of Named Executive Officers
In 2020, our Chief Executive Officer developed compensation recommendations for each of the NEOs other than himself based on our performance relative to the financial objectives established for the NEOs and approved by the compensation committee, the non-financial personal objectives for each NEO, the market data supplied by Meridian, and the individual performance and contribution of each NEO. The compensation committee considered the Chief Executive Officer’s recommendations, in conjunction with the counsel of Meridian and relevant market data, including the median level of compensation for each NEO within our peer group, in determining the compensation elements for each NEO. However, the compensation committee did not target any element of compensation at a particular percentile or range based on the peer group data. Rather, the compensation committee used this information as one factor in its decision-making process and considered other elements, such as the experience, skill set, criticality and contributions of each NEO in determining actual compensation levels for such NEO. The compensation committee determined all aspects of Mr. Kelly’s compensation as Chief Executive Officer in consultation with Meridian. Mr. Kelly did not participate in the compensation committee’s determination of his compensation.
Say-on-Pay Vote and Compensation Actions Taken
At our Annual Meeting, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our NEO, often referred to as “say on pay.” At our 2020 annual meeting, over 96% of the votes were cast to approve executive compensation. As a result of this high approval level, the compensation committee believes that stockholders broadly support our compensation policies, and the compensation committee continued to apply the same overall principles to determine the amounts and types of executive compensation for 2021.
The compensation committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our NEO compensation program. The compensation committee invites our stockholders to communicate any concerns or opinions on executive pay directly to our board of directors. Please refer to “Directors, Executive Officers and Corporate Governance — Communication with the Board of Directors” for information about communicating with the board of directors.
Elements of our 2020 Compensation Program
The following executive pay was set by the compensation committee for 2020:
Name	Pre-Adjusted Base Salary(1)	% of Total	Target Short-Term Cash Incentive	% of Total	Long-Term Equity Incentive(2)	% of Total	Total
James G. Kelly	700,000	11%	1,050,000	16%	4,750,000	73%	6,500,000
Thomas E. Panther	375,000	23%	281,250	17%	1,000,000	60%	1,656,250
Brendan F. Tansill	400,000	20%	300,000	15%	1,330,000	66%	2,030,000
Darren Wilson	400,000	20%	300,000	15%	1,330,000	66%	2,030,000
Michael L. Reidenbach	395,000	20%	296,250	15%	1,330,000	66%	2,021,250

(1)
In connection with the Company’s response to the COVID-19 pandemic, each of our NEOs voluntarily agreed to temporarily reduce their respective base salaries by 50%, effective March 29, 2020. The compensation committee approved the reinstatement of our NEOs’ base salaries to 100% of pre-reduction levels, effective December 2020.

(2)
Includes restricted stock unit and stock option awards granted in February 2020 valued at grant date fair value in accordance with FASB ASC Topic 718.

Our annual compensation program also includes other benefits, such as limited perquisites and tax gross ups with respect to the self-employment taxes that our NEOs, other than Messrs. Panther and Wilson, were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal and state income tax purposes.
Base Salary
Base salaries are established to provide compensation consistent with the market place to attract and retain exceptional NEOs. Prior to the NEO’s temporary and voluntary adjustment in response to COVID-19, base salary represented 11% of our Chief Executive Officer’s total compensation target and, on average, 20% of the total compensation target for our other NEOs. It is generally the one component of compensation that does not fluctuate with either our performance or the value of our stock. Generally, this component of compensation is evaluated annually by the compensation committee considering, among other factors, our contractual obligations under each NEO’s employment agreement, the competitiveness of each NEO’s pay opportunity based on market data, the responsibilities, experience, complexity and criticality of each NEO’s contributions to our financial and operational success, the totality of the NEO’s individual performance and, for NEO’s other than our Chief Executive Officer, Mr. Kelly’s assessment of such

NEO’s individual performance. After an evaluation by the compensation committee of the factors described above, no NEOs received increases in their base salary for 2020 as compared to 2019.
In connection with the Company’s response to the COVID-19 pandemic, each of our NEOs agreed to temporarily and voluntarily reduce their respective base salaries by 50%, effective March 29, 2020. The compensation committee approved the reinstatement of our NEOs’ base salaries to 100% of pre-reduction levels, effective December 2020 on a go forward basis.
The following table set forth the base salaries of our NEO’s, after taking into account the temporary and voluntary reduction of NEO base salary in response to COVID-19 effective March 29, 2020 through December 2020.
Name	Actual Base Salary 2020 ($)	Base Salary 2019 ($)(1)	% Change
James G. Kelly	471,154	700,000	(33)%
Thomas E. Panther	252,403	375,000	(33)%
Brendan F. Tansill	269,231	400,000	(33)%
Darren Wilson	269,231	400,000	(33)%
Michael L. Reidenbach	265,865	395,000	(33)%

(1)
Annual base salaries for 2019 are presented on an actual basis without adjustment in respect of the temporary and voluntary reduction of NEO base salary in response to COVID-19 in 2020.

In addition, Messrs. Kelly, Tansill and Reidenbach, as well as certain of our executive officers, are treated as partners of a partnership (rather than employees of a corporation) for tax purposes. To equalize the tax payments effect for these executives, in 2020 we paid Messrs. Kelly, Tansill and Reidenbach a tax gross up equal to the self-employment taxes that these executives were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal and state income tax purposes. The self-employment tax gross ups were determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and were paid in accordance with our general payroll practices in effect from time to time. For additional information, see “Compensation of Named Executive Officers — Summary Compensation Table.”
Short-Term Incentive Plan
Under our annual performance-based short-term incentive plan, we provide our NEOs with the opportunity to receive variable, at-risk cash payments designed to motivate and reward them to achieve a set of defined business goals and objectives established by the compensation committee.
Short-term incentive payments are based on the attainment of company-wide financial objectives as well as individual objectives (both financial and non-financial). Subject to achievement of the adjusted EBITDA threshold required to fund the short-term incentive plan (as discussed below), achievement of company-wide financial objectives will scale the short-term incentive payment for each NEO between 50% and 140% of target short-term incentive opportunity depending on the level of achievement. Achievement of both company-wide financial performance objectives as well as individual performance objectives (both financial and non-financial) at target levels are required for an NEO to receive a payment at target. Specifically, once the achievement of the company-wide adjusted EBITDA financial performance threshold has established the funded percentage of an NEO’s potential short-term incentive payment, then attainment of company-wide financial performance goals accounts for 80% of such NEO’s potential payout and attainment of individual performance goals (both financial and non-financial) accounts for the remaining 20% of the potential payout.
As described below, the company-wide financial objectives for the 2020 short-term incentive plan were set based on the adjusted EBITDA, revenue and capital expenditures targets approved by the board of directors as part of our 2020 Annual Operating Plan. For purposes of our 2020 short-term incentive plan adjusted EBITDA is defined as net income (loss) before provision for income taxes, net interest expense, and depreciation and amortization, excluding the impact of net income attributable to non-controlling interests in consolidated entities (including related depreciation and amortization), share-based compensation, and transition, acquisition and integration costs, certain one-time, non-budgeted items and a gain on investment in equity securities, and subsequently adjusted to reflect actual 2020 foreign exchange impact.
Our adjusted EBITDA for the year ended December 31, 2020 was $146.6 million, or 85.5% of target. Because we did not meet the threshold performance with respect to adjusted EBITDA, no amounts were payable under the 2020 short-term incentive plan absent the exercise of discretion by the compensation committee. However, in light of several factors described below, including related to management’s decisive actions to withstand and respond to the COVID-19 pandemic and position the Company for future success as the pandemic eventually subsides, the compensation committee approved discretionary cash awards that were on-average 49.6% of the target amounts originally contemplated under our annual performance-based short-term incentive plan.
Target Short-Term Incentive Opportunity
For 2020, after reviewing market data, the compensation committee approved the following target short-term incentive opportunity for each NEO, expressed as a percentage of base salary (without giving effect to the reduction in base salaries in response to COVID-19):
Name	Target Short- Term Incentive Opportunity ($)	% of Base Salary
James G. Kelly	1,050,000	150%
Thomas E. Panther	281,250	75%
Brendan F. Tansill	300,000	75%
Darren Wilson	300,000	75%
Michael L. Reidenbach	296,250	75%
In determining the target 2020 short-term incentive opportunity for each NEO, the compensation committee considered our obligations under each NEO’s employment agreements and market data for target short-term incentive opportunity and target total cash compensation opportunity for comparable positions within our peer group. After an evaluation of these factors, no NEO received an increase in his target short-term incentive opportunity for 2020 as compared to 2019.
Company-Wide Financial Performance Threshold
The compensation committee reviewed our adjusted EBITDA, revenue and capital expenditures targets approved by the board of directors as part of our 2020 Annual Operating Plan when establishing the company-wide financial performance objectives for the 2020 short-term incentive plan. In order to qualify for any payout under the 2020 short-term incentive plan, our adjusted EBITDA was required to be at least 90% of the amount approved by the board of directors as part of our 2020 Annual Operating Plan, or $154.3 million. Achievement of adjusted EBITDA at 90% would result in a potential payout to our NEOs of up to 50% of the target opportunity. For achievement of adjusted EBITDA between 90% and 100%, the potential payout is determined by linear interpolation. As a result, adjusted EBITDA of $171.4 million, or 100% of the amount approved by the board of directors as part of our 2020 Annual Operating Plan, would result in a potential payment of 100% of target. In the event that adjusted EBITDA is achieved at 110% or greater of the amount approved under the Company’s 2020 Annual Operating Plan, the potential payment is capped at 140% of target. In the event that adjusted EBITDA is achieved at less than 90% of the amount approved under the Company’s 2020 Annual Operating Plan, no amounts are payable under the short-term incentive plan, notwithstanding any other performance criteria (absent discretion by the compensation committee). Because our actual adjusted EBITDA for 2020 was $146.6 million, or 85.5% of target, no awards were payable under the 2020 short-term incentive plan absent the exercise of discretion by the compensation committee.

Individual Performance Objectives
Financial Performance Objectives.   Attainment of financial performance objectives accounts for 80% of the potential payouts under the short-term incentive plan. For 2020, the financial objectives for the short-term incentive plan were set based on the adjusted EBITDA, revenue and capital expenditures targets approved by the board of directors as part of our 2020 Annual Operating Plan. Attainment of capital expenditure objectives is based on the percentage spend compared to our 2020 Annual Operating Plan, with 100% reflecting a capital expenditure spend at or below budget.
The following table shows the range of goals for the performance measures for 2020, our actual performance results for such period and the resulting payouts. The overall achievement of financial performance objectives accounts for 80% of the potential payout for each NEO under the 2020 short-term incentive plan.
Financial Objectives (in $ millions)	Adjusted EBITDA	Revenue	Capital Expenditures
Weighting among financial objectives:	40%	35%	25%
Target (2020 Annual Operating Budget):	$171.4	$517.7	$22.5
Actual 2020 Performance:	$146.6	$439.1	$20.5
% Achieved:	85.5%	84.8%	100%(1)
Overall achievement for financial objectives:	88.9%

(1)
While actual achievement was higher than 100%, the short-term incentive plan provides for a cap of 100% for capital expenditures.

Individual Performance Objectives.   Attainment of individual performance objectives (both financial and non-financial) accounts for the remaining 20% of the potential payouts under the short-term incentive plan. These objectives are set in advance in connection with our formal performance review process and are evaluated by the compensation committee. Typically, these are individual performance goals relating to leadership and strategic initiatives, professional development, specific financial performance or cost reduction goals, and employee engagement, among other objectives. While each NEO was assessed favorably with respect to their individual performance objectives, because we did not attain the threshold adjusted EBITDA, as described above, individual performance objectives were not considered when determining short term incentive compensation payouts to our NEOs.
Determination of Short-Term Incentive Payments in Response to COVID-19
The compensation committee reserves the discretion to adjust short-term incentive payments up or down depending on individual or company-wide performance. For all NEOs other than the CEO, this decision is based on the input of the CEO, and, for the CEO, this is based solely on the compensation committee’s evaluation of the CEO.
The COVID-19 pandemic significantly disrupted the global economy and each of the local economies in which our business operates. The majority of our merchants experienced fundamental disruptions to their businesses, including as a result of mandatory business closures, social distancing guidelines, limits on travel and shelter-in-place mandates. Throughout the year, the compensation committee closely monitored the effect of the COVID-19 pandemic on our business and the effectiveness and speed of the actions taken by executive management to safeguard our operations, optimize our financial performance, and support the interests of our shareholders.
Following the adoption of the Company’s Annual Operating Plan in January 2020 and the ordinary course establishment of 2020 company-wide performance objectives in February 2020, the COVID-19 pandemic and related government actions began to impact our operating results in early March 2020. Immediately following indications that the pandemic was adversely impacting our business, executive management initiated a series of decisive undertakings within the first thirty days. These immediate actions, as well as steps taken throughout the balance of 2020, significantly contributed to our operations and financial performance in both the near and long-term and positioned the Company to emerge from the pandemic ready to capitalize on the subsequent economic recovery and accelerated adoption of digital payments. Specifically, these actions culminated in a significant increase in the company’s margins and the company generating positive operating cash flow and lower leverage. The actions and achievements by executive management that were specifically considered by the compensation committee include:
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adopting 50% salary reductions for the NEOs at the end of March 2020;

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implementing significant salary reductions for a majority of the remaining workforce from early April through December 2020;

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adopting significant reductions to non-payroll expenses in April 2020, that, together, with the reductions in payroll resulted in (i) an approximately 20% reduction in core selling, general, and administrative expenses from April 1st through December 31, 2020, and (ii) an approximately 10% reduction of core selling, general and administrative expenses on a long-term basis;

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implementing a number of business continuity plans and forming a crisis management team to address challenges arising from the COVID-19 pandemic, including those related to the health and safety of our employees and minimizing operational disruptions to our merchants and partners;

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securing a deal at the end of March 2020 to raise $150 million through the issuance of Series A convertible preferred stock given the uncertainty of the severity and duration of the pandemic, with a portion of the proceeds utilized to pay down debt;

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reducing leverage (as measured by gross debt less available cash divided by adjusted EBIDTA) from 4.2x at December 31, 2019 to 2.9x as of December 31, 2020

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addressing personnel and operational issues arising from office closures, work-from-home orders, workforce reorganizations and cohort operating teams resulting in minimal disruption to our business;

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significantly reducing additional payroll expenses through restructuring of the organization to align with the impact of pandemic and the new environment; and

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reducing our capital expenditures by 44% through the deferral of non-critical projects.

The compensation committee believes that while these activities are not directly captured in the 2020 company-wide performance objectives established in February 2020, they facilitated the Company’s ability to successfully navigate the pandemic.
Over the course of 2020, the compensation committee had regular dialogue with executive management regarding their efforts and challenges addressing COVID-19. After careful deliberation, the compensation committee ultimately did not modify either the company-wide financial performance objectives or individual performance objectives. As a result, our financial performance during the performance period was below the threshold for payout, as originally established under the Annual Operating Plan.
However, in light of management’s response to the pandemic, the compensation committee approved discretionary short-term incentives that were 32% (for our CEO) and 54% (for all other NEOs) of the target bonus opportunity under the annual performance-based short-term incentive plan. The compensation committee believes that these below-target payouts are appropriate and reflective of the executive management team’s extraordinary efforts to manage the Company through the pandemic and preserve the interests of the Company’s shareholders.
The amount of the discretionary bonus for each NEO as well as a comparison of the award to each NEO’s base salary and target bonus opportunity is set forth below.
Name	Actual Short-Term Incentive Payment	% of Unadjusted Base Salary	% of Target Bonus Opportunity
James G. Kelly	338,333	48%	32%
Thomas E. Panther	153,125	41%	54%
Brendan F. Tansill	163,333	41%	54%
Darren Wilson	163,333	41%	54%
Michael L. Reidenbach	161,292	41%	54%

Long-Term Incentive Plan
Each year, we grant equity awards as part of our long-term incentive plan to our executive officers and other key employees pursuant to the EVO Payments, Inc. 2018 Omnibus Incentive Stock Plan, or the 2018 Plan. The long-term incentive plan is designed to accomplish three primary goals: (i) align NEO incentives with stockholders and create a culture of ownership that incentivizes outstanding performance; (ii) retain NEOs and establish a plan to attract outstanding executive talent; and (iii) reward executives if our performance and stock value increase over the vesting period.
In determining the long-term incentive awards for each NEO, the compensation committee considered the market data for long-term incentive awards and target total direct compensation opportunities for comparable positions within our peer group, and the compensation committee’s general assessment of the Chief Executive Officer and the Chief Executive Officer’s assessment and recommendations with respect to the other NEOs. The compensation committee makes each assessment taking into consideration the quality and effectiveness of each NEO’s leadership, criticality to our operations, experience and contribution to our overall performance.
In February 2020, the compensation committee granted long-term incentive awards to our NEOs in the form of restricted stock units and options to purchase shares of Class A common stock. Each of these grants was comprised of 50% restricted stock units and 50% options to balance retention, alignment with shareholders, and performance focus. The restricted stock units and options each vest ratably on an annual basis over four years from the date of grant, and the options expire ten years from the date of grant. In determining the appropriate mix of equity awards and vesting schedule for the long-term incentive awards, the compensation committee took into account competitive market practices of peer group companies, its strategy to use a combination of restricted stock units and options to provide both an incentive and retentive effects, and the use of various forms of equity awards to mitigate compensation and other risks associated with any single form of equity award.
The value of each long-term incentive award fluctuates as our share price changes and, together with the vesting schedule imposed by the compensation committee, aligns the interests of our NEOs with those of our stockholders.
The table below shows the grant date fair value of the 2020 long-term incentive awards and the number of restricted stock units and options to purchase shares of Class A common stock issued to each NEO. No other equity incentive awards were issued to our NEOs in 2020.
Name	RSU Value ($)	RSUs Granted	Stock Options Value ($)	Stock Options Granted
James G. Kelly	2,375,005	93,948	2,375,004	292,851
Thomas E. Panther	499,988	19,778	500,002	61,653
Brendan F. Tansill	664,990	26,305	664,999	81,998
Darren Wilson	664,990	26,305	664,999	81,998
Michael L. Reidenbach	664,990	26,305	664,999	81,998
Design of our 2021 and 2022 Long-Term Incentive Program
The compensation committee is committed to maintaining our emphasis on pay-for-performance and structuring our pay programs so that a substantial majority of the compensation for our NEOs be performance-based. To further accomplish these goals, the compensation committee approved a change in the structure of the awards made in 2021 to our CEO under our long-term incentive plan. In particular, the options granted to our CEO in March 2021 vest only upon the satisfaction of performance-based vesting conditions. The performance-based vesting condition requires that, prior to March 18, 2026, the twenty trading day trailing average price for our Class A common stock must equal or exceed 110% of the closing price of our Class A common stock on the grant date for a period of twenty consecutive trading days. In addition, the options are subject to a time-based vesting condition that is satisfied in three equal annual installments on the first, second and third anniversaries of the grant date. If the performance-based vesting condition is not satisfied prior to March 18, 2026, all options will be immediately forfeited.
The compensation committee believes this change further ties the CEO’s long-term incentive plan award to our overall performance and further aligns his compensation with the interests of all our stockholders through incorporation of an explicit performance requirement for vesting to occur. During 2020 and the first quarter of 2021, the compensation committee contemplated implementing additional performance-based measures to the long-term incentive plan awards of the NEOs; however, in light of the uncertainty created from the COVID-19 pandemic and challenges estimating long-term financial performance, the compensation committee elected not to incorporate additional performance-based measures at that time. The compensation committee expects to implement additional performance-based measures for portions of the long-term incentive plan awards made to each NEO starting with the awards expected to be made in the first quarter of 2022.
Benefits and Perquisites
We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to our other eligible employees. We also offer a 401(k) plan to our eligible U.S. employees and a pension scheme for employees based in the United Kingdom. Our NEOs participate in our 401(k) plan or pension scheme, as applicable, on the same basis as our other eligible employees. During 2020, Mr. Wilson was not eligible to participate in the pension scheme and instead received an additional cash payment in lieu of pension contribution.
We provide limited perquisites to our NEOs. These items can create taxable income to the executive, which we do not gross up. For additional information, see “Compensation of Named Executive Officers — Summary Compensation Table.”
Employment Agreements
We are party to an employment agreement with each of our NEOs. These employment agreements provide benefits that, we believe, are necessary in order to attract and retain highly-qualified executives. Each NEO has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period negotiated with each NEO ranging from six to thirty-six months following the termination of his employment. In exchange, we offer certain limited income and benefit protections to the NEO. In addition, under these employment agreements, to the extent applicable, each applicable NEO is entitled to a tax gross up equal to the self-employment taxes that the NEO would be obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross ups were determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and were paid in accordance with our general payroll practices in effect from time to time.
None of the employment agreements with our NEOs provide for any gross up for excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).
For additional information concerning the terms of the employment agreements with each of our NEOs, see “Compensation of Named Executive Officers — Employment Agreements with Our Named Executive Officers.”
Policies and Guidelines
Policy Regarding Timing of Equity Grants
The compensation committee, in its discretion, typically makes the annual grant to all eligible employees shortly after the public disclosure of either our fourth quarter earnings release or the filing of our annual report, based upon the closing price of our common stock on the grant date. From time to time, our compensation committee may approve supplemental or other non-recurring grants outside of our annual compensation program.

Anti-Hedging Policy
Our insider trading policy generally prohibits any of our directors, officers and employees from purchasing, selling, and trading in publicly traded options, puts, calls, straddles, or similar derivate securities and financial instruments of the Company and its subsidiaries while in the possession of material non-public information or from engaging in any transaction in which they profit from short-term fluctuations or declines in the value of our common stock, including short-sales, derivative contracts and pledge arrangements, subject to customary exceptions set forth in such policy. This prohibition on hedging also includes and applies to any immediate family member of any director, officer or employee or any family member who lives in his or her home, and any entity whose investment decisions are made by (or shared with) any of the foregoing persons.
Stock Ownership Requirements
The board of directors has implemented stock ownership guidelines for our directors and executive officers to foster equity ownership and align the interests of our directors and executive officers with our stockholders. Within five years of appointment to his or her position, each outside director or executive officer must hold securities in compliance with the threshold specified in our policy. Specifically, our Chief Executive Officer is required to beneficially own securities having a value of at least 5 times his base salary, all other executive officers are required to beneficially own securities having a value of at least 2 times their base salary, and our outside directors are required to beneficially own securities having a value of at least 4 times their annual cash retainer (excluding committee and chairperson fees). Each of our executive officers and directors was in compliance with the stock ownership guidelines as of the Record Date.
Clawback Policy
The board of directors has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any incentive compensation provided to any current or former executive officer (or, in some cases, certain other employees) in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws. The clawback policy expressly applies to all incentive compensation awards made after May 25, 2018, including any bonus or short-term or long-term incentive awards, in each case where the bonuses or awards are based in whole or in part on the achievement of financial results.
Tax Considerations
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our NEOs. Prior to enactment of the Tax Cuts and Jobs Act of 2017, qualifying “performance-based” compensation was not subject to the deduction limit if certain requirements were met. However, the exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will not be deductible. To maintain flexibility in compensating our NEOs, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the compensation committee believes that such payments are appropriate.
REPORT OF COMPENSATION COMMITTEE MEMBERS
The members of the compensation committee have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee members recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for 2020.
COMPENSATION COMMITTEE
Matthew W. Raino (Chair)
Vahe A. Dombalagian
John S. Garabedian
Gregory S. Pope

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers during fiscal 2020, 2019 and 2018.
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Non-equity Incentive Plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
James G. Kelly	2020	471,154	—	4,750,009	338,333	76,888	5,636,384
Chief Executive Officer	2019	700,000	—	5,000,007	787,500	75,785	6,563,292
	2018	691,654	—	3,816,011	982,800	52,010	5,542,475
Thomas E. Panther(4)	2020	252,403	—	999,990	153,125	47,192	1,452,710
EVP and Chief Financial Officer	2019	36,058	—	1,500,010	—	2,812	1,538,880
Brendan F. Tansill	2020	269,231	—	1,329,989	163,333	78,785	1,841,338
President – North America	2019	400,000	—	1,400,009	240,000	76,959	2,116,968
	2018	398,654	—	1,436,609	280,800	61,814	2,177,877
Darren Wilson(5)	2020	269,231	—	1,329,989	163,333	22,705	1,785,258
President – International	2019	382,996	—	1,400,009	240,000	28,263	2,051,268
	2018	387,000	—	1,885,558	271,674	28,308	2,572,540
Michael L. Reidenbach	2020	265,865	—	1,329,989	161,292	60,406	1,817,552
EVP and Chief Information Officer	2019	395,000	—	1,299,991	237,000	57,781	1,989,772

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information about this value and these awards, see “Compensation Discussion and Analysis — Elements of Our 2020 Compensation Program — Long-Term Incentive Plan” and note 22 to our audited financial statements for the fiscal year ended December 31, 2020 included in our annual report on Form 10-K filed with the SEC.

(2)
Represents amounts earned under the 2020 short-term incentive plan. For additional information, see “Compensation Discussion and Analysis — Elements of Our 2020 Compensation Program — Short-Term Incentive Plan.”

(3)
Amounts in this column for 2020 are detailed in the table below:

Name	Tax gross up ($)(a)	401(k) Match/ pension ($)(b)(c)	Life insurance ($)	Disability insurance ($)	Medical ($)(c)	Financial planning services ($)	Total all other compensation ($)
James G. Kelly	18,390	8,390	186	6,610	30,662	12,650	76,888
Thomas E. Panther	—	5,841	186	4,029	37,135	—	47,192
Brendan F. Tansill	14,040	5,396	186	4,083	38,210	16,870	78,785
Darren Wilson	—	13,462	1,431	5,826	1,985	—	22,705
Michael L. Reidenbach	13,967	6,760	186	6,610	22,342	10,540	60,406

(a)
Additional amount equal to the self-employment taxes that Messrs. Kelly, Tansill and Reidenbach were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal income tax purposes.

(b)
Matching 401(k) contribution for Messrs. Kelly, Panther, Tansill and Reidenbach; cash payment in lieu of pension contribution for Mr. Wilson.

(c)
Our NEOs are eligible to participate in other health and welfare programs that are available to substantially all full-time, salaried employees, including our 401(k) plan. In addition, Messrs. Kelly, Panther, Tansill and Reidenbach participated in a supplemental healthcare insurance plan paid for by us.

(4)
Mr. Panther was hired and appointed Chief Financial Officer in November 11, 2019. As such, the table reflects a pro rated base salary for 2019 and a sign-on equity grant.

(5)
Mr. Wilson’s 2020 base salary and all other compensation were paid in British pounds sterling and converted to U.S. dollars using an exchange rate of $1.34 to £1.00.

Grants of Plan-Based Awards in 2020
The following table provides information concerning grants of plan-based awards during 2020 to the NEOs.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units(2) (#)	All other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
James G. Kelly
Cash	3/13/2020	525,000	1,050,000	1,386,000
RSUs	2/28/2020				93,948			2,375,005
Options	2/28/2020					292,851	$25.28	2,375,004
Thomas E. Panther
Cash	3/13/2020	140,625	281,250	371,250
RSUs	2/28/2020				19,778			499,988
Options	2/28/2020					61,653	$25.28	500,002
Brendan F. Tansill
Cash	3/13/2020	150,000	300,000	396,000
RSUs	2/28/2020				26,305			664,990
Options	2/28/2020					81,998	$25.28	664,999
Darren Wilson
Cash	3/13/2020	150,000	300,000	396,000
RSUs	2/28/2020				26,305			664,990
Options	2/28/2020					81,998	$25.28	664,999
Michael L. Reidenbach
Cash	3/13/2020	148,125	296,250	391,050
RSUs	2/28/2020				26,305			664,990
Options	2/28/2020					81,998	$25.28	664,999

(1)
Reflects the threshold, target and maximum annual cash incentive opportunities under our 2020 short-term incentive plan. At the time of the filing of this proxy statement, the actual results of our short-term incentive plan were finalized, and our NEOs received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Reflects the number of restricted stock units granted. These restricted stock units will vest in equal installments on each of the first four anniversaries of the grant date.

(3)
Reflects the number of stock options granted. These options will vest in equal installments on each of the first four anniversaries of the grant date.

(4)
Reflects the aggregate grant date fair value of equity awards, calculated in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures.

Outstanding Equity Awards at Fiscal 2020 Year End
The following table provides information about the outstanding equity awards held by our NEOs as of December 31, 2020.
		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
James G. Kelly	2/28/2020	—	292,851(2)		$25.28	2/28/2030	2/28/2020	93,948(2)	2,537,535
	3/14/2019	66,411	199,235(3)		$26.01	3/14/2029	3/14/2019	72,088(3)	1,947,097
	5/22/2018	206,720	206,721(4)		$16.00	5/22/2028	5/22/2018	47,700(4)	1,288,377
Thomas E. Panther	2/28/2020	—	61,653(2)		$25.28	2/28/2030	2/28/2020	19,778(2)	534,204
	11/18/2019	19,944	59,834(4)		$27.28	11/18/2029	11/18/2019	20,620(4)	556,946
Brendan F. Tansill	2/28/2020	—	81,998(2)		$25.28	2/28/2030	2/28/2020	26,305(2)	710,498
	3/14/2019	18,595	55,786(3)		$26.01	3/14/2029	3/14/2019	20,185(3)	545,197
	5/22/2018	77,824	77,824(4)		$16.00	5/22/2028	5/22/2018	17,958(4)	485,046
Darren Wilson	2/28/2020	—	81,998(2)		$25.28	2/28/2030	2/28/2020	26,305(2)	710,498
	3/14/2019	18,595	55,786(3)		$26.01	3/14/2029	3/14/2019	20,185(3)	545,197
	5/22/2018	102,144	102,144(4)		$16.00	5/22/2028	5/22/2018	23,570(4)	636,626
Michael L. Reidenbach	2/28/2020	—	81,998(2)		$25.28	2/28/2030	2/28/2020	26,305(2)	710,498
	3/14/2019	17,267	51,801(3)		$26.01	3/14/2029	3/14/2019	18,743(3)	506,248
	5/22/2018	63,232	63,232(4)		$16.00	5/22/2028	5/22/2018	14,591(4)	394,103

(1)
Based on the closing market price of our Class A common stock on December 31, 2020 of $27.01, as reported on the Nasdaq.

(2)
The award will vest in four substantially equal installments on February 28, 2021, 2022, 2023 and 2024.

(3)
The award will vest in three substantially equal installments on March 14, 2021, 2022 and 2023.

(4)
The award will vest in two substantially equal installments on May 22, 2021 and 2022.

(5)
The award will vest in three substantially equal installments on November 18, 2021, 2022 and 2023.

Employment Agreements with Our Named Executive Officers
We originally entered into written employment agreements with each of Messrs. Kelly, Reidenbach and Tansill in 2012 and with Mr. Wilson in 2015. Effective as of April 1, 2018, Mr. Kelly, Mr. Reidenbach and Mr. Tansill’s employment agreements were amended and restated, and we entered into an amendment to Mr. Wilson’s employment agreement. We entered into a written employment agreement with Mr. Panther in November 2019. These employment agreements were negotiated on an arms-length basis.
Mr. Kelly’s Employment Agreement
Mr. Kelly’s employment agreement does not provide for an initial term of employment. Mr. Kelly’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Kelly’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Kelly’s election, without good reason (as defined in the agreement) on not less than 90 days prior written notice; (iv) by us, without cause, upon not less than 90 days prior written notice; or (v) at Mr. Kelly’s election for good reason. The annual base salary set forth in the agreement is $700,000. In addition, Mr. Kelly will receive a tax gross up equal to the self-employment taxes that Mr. Kelly is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross up will be determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and will be payable in accordance with our general payroll practices in effect from time to time.
Mr. Kelly is also eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason, subject to his compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Panther’s Employment Agreement
Mr. Panther’s employment agreement does not provide for an initial term of employment. Mr. Panther’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Panther’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Panther’s election, without good reason (as defined in the agreement) on not less than 90 days’ prior written notice; (iv) by us, without cause, upon not less than 90 days’ prior written notice; or (v) at Mr. Panther’s election for good reason. The annual base salary set forth in the agreement is $375,000.
The agreement provides that Mr. Panther is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Reidenbach’s Employment Agreement
Mr. Reidenbach’s employment agreement does not provide for an initial term of employment. Mr. Reidenbach’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Reidenbach’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Reidenbach’s election, without good reason (as defined in the agreement) on not less than 90 days’ prior written notice; (iv) by us, without cause, upon not less than 90 days’ prior written notice; or (v) at Mr. Reidenbach’s election for good reason. The annual base salary set forth in the agreement is $395,000. Mr. Reidenbach’s employment agreement provides for accelerated vesting of all unvested equity awards in the event he elects to retire after the date when the sum of his age and his length of service with us meets or exceeds 70. In addition, Mr. Reidenbach will receive a tax gross up equal to the self-employment taxes that Mr. Reidenbach is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross up will be determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and will be payable in accordance with our general payroll practices in effect from time to time.
The agreement provides that Mr. Reidenbach is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Tansill’s Employment Agreement
Mr. Tansill’s employment agreement does not provide for an initial term of employment. Mr. Tansill’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Tansill’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Tansill’s election, without good reason (as defined in the agreement) on not less than 90 days prior written notice; (iv) by us, without cause, upon not less than 90 days prior written notice; or (v) at Mr. Tansill’s election for good reason. The annual base salary set forth in the agreement is $400,000. In addition, Mr. Tansill will receive a tax gross up equal to the self-employment taxes that Mr. Tansill is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross up will be determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and will be payable in accordance with our general payroll practices in effect from time to time.
The agreement provides that Mr. Tansill is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Wilson’s Employment Agreement
Mr. Wilson’s employment agreement (as amended) does not include a term of employment and may be terminated by either party on not less than 18-months’ notice. The annual base salary set forth in the amended agreement is £300,000.
The agreement provides that Mr. Wilson is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us or a termination by him under certain circumstances as detailed below. For more information see “— Potential Payments upon Termination or Change in Control.”
Potential Payments upon Termination or Change in Control
Termination and Resignation under Employment Agreements.   The employment agreements with each of our NEOs provide for the payment of certain severance benefits upon termination. For each NEO (other than Mr. Wilson, whose severance benefits are separately described below) if the NEO’s employment is terminated by us without “cause” or if the NEO resigns for “good reason,” the NEO will be entitled to the following in addition to any accrued and unpaid compensation through the date of termination:
•
A severance benefit consisting of (i) $3.5 million in the case of Mr. Kelly (payable in monthly installments over 24 months), (ii) three times base salary and self-employment tax gross up in the case of Mr. Reidenbach (payable in monthly installments over 18 months), (iii) two times base salary and tax gross up in the case of Mr. Tansill (payable in monthly installments over 12 months) and (iv) two times base salary in the case of Mr. Panther (payable in monthly installments over 12 months).

•
A one-time payment approximating the cost of health care coverage under our then-existing plans of $100,000 in the case of Mr. Kelly, $75,000 in the case of Mr. Reidenbach and $50,000 in the case of Messrs. Panther and Tansill.

Both severance and one-time health care payments are subject to the NEO executing a release of claims in our favor and continuing to comply with all applicable restrictive covenants contained in the employment agreement.
Under each of the NEO’s employment agreements (other than Mr. Wilson), “good reason” generally consists of the occurrence of any of the following events without such NEO’s prior written consent: (i) a material change in or diminution of the position, responsibilities or working conditions of the NEO’s employment as of the effective date, including any change in our reporting structure in which the NEO no longer reports directly to the Chief Executive Officer (or, in the case of Mr. Kelly, the chairman of our board of directors), (ii) a relocation of the NEO’s principal office, or (iii) any reduction in the NEO’s base salary or target percentage under the short-term incentive plan. Each of the NEO’s have agreed that the temporary and voluntary reduction of base salary in response to the effect of COVID-19 will not constitute good reason for purposes of their employment agreements.
Under each of the NEO’s employment agreements (other than Mr. Wilson), “cause” generally consists of (i) a material breach of any of the NEO’s obligations under such employment agreement which the NEO fails to cure within thirty days, (ii) any material act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act in performing such NEO’s duties for us, (iii) use of illegal drugs or alcohol to an extent which interferes with the performance of the NEO’s duties, (iv) repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to devote proper time and attention to our business as required under the terms of such employment agreement after a written demand for proper time and attention is delivered to such NEO by the board of directors, (v) material and repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to carry out the directions, instructions, policies, rules, regulations or decisions of the board of directors after a written notice of such failure is delivered to the NEO by the board of directors which specifically identifies the failure, or (vi) conviction of a felony or any crime involving moral turpitude.
In the event we terminate Mr. Wilson’s employment on less than 18 months’ prior notice, we are required to pay Mr. Wilson an amount under his employment agreement equal to the sum of (i) his base salary for that part of the period of notice not worked, and (ii) a short-term incentive payment that would have otherwise been paid to Mr. Wilson during that part of the period of notice not worked in amount equal to his base salary. Any severance payments to Mr. Wilson are subject to his continued compliance with all applicable restrictive covenants contained in the employment agreement. We may also terminate Mr. Wilson for gross misconduct, material breach or non-observance of his employment agreement, conviction of certain criminal offenses, fraud or dishonesty, all as described in his employment agreement. In any such termination, we are not required to pay any severance or additional compensation.
None of the NEOs are entitled to a tax gross up in connection with Section 280G of the Internal Revenue Code of 1986, as amended, and none are entitled to enhanced severance protection in the case of a change in control.
Treatment of Outstanding Equity Awards.   The terms of the restricted stock units and options to purchase shares of Class A common stock granted to our NEOs as equity awards provide for accelerated vesting upon certain events. In the event of termination as a result of death or disability, the NEO will become vested in the number of restricted stock units or options, as applicable (rounded up to the nearest whole number) that would have become vested as of the next anniversary of the grant date following such NEO’s death or disability. If a change in control (as defined in the 2018 Plan) occurs, and the acquiring corporation either assumes the restricted stock units or options (as applicable), or substitutes new awards with respect to stock of the acquiring corporation, the restricted stock units and options will not vest upon the change in control (although the performance-based vesting condition in Mr. Kelly’s 2021 option awards will be deemed to have been satisfied upon any change of control); however, in the event that within 24 months following a change in control, the NEO’s employment is terminated without cause (as defined in the 2018 Plan), or the named executive officer terminates employment with good reason (as defined in the 2018 Plan), then the unvested restricted stock units and options will become fully vested. In the event a change in control occurs and the acquiring corporation does not assume the restricted stock units or options or provide substitute awards, the unvested restricted stock units and options will become fully vested. The terms of the restricted stock units and options granted to our NEOs do not provide for accelerated vesting in the event that an NEO’s employment is terminated without cause (as defined in the 2018 Plan), or the NEO terminates employment with good reason (as defined in the 2018 Plan) in the absence of a change in control, death or disability.
Potential Payments Table.   The following table quantifies the potential cash or estimated equivalent cash value of amounts that would be payable to each of our NEOs under various termination scenarios assuming the event occurred on December 31, 2020.

	Termination without cause; Resignation for Good Reason (Absent a Change in Control) ($)	Termination without cause; Resignation for Good Reason (Change in Control) ($)	Death or Disability ($)
James G. Kelly
Cash Severance	3,500,000	3,500,000	—
Restricted Stock Units Acceleration	—	5,773,009	1,927,596
Stock Option Acceleration	—	2,981,865	1,331,062
Health Coverage Payment	100,000	100,000	—
Total	3,600,000	12,354,875	3,258,658
Thomas E. Panther
Cash Severance	750,000	750,000	—
Restricted Stock Units Acceleration	—	1,091,150	319,177
Stock Option Acceleration	—	90,505	21,279
Health Coverage Payment	50,000	50,000	—
Total	800,000	1,981,654	340,457
Brendan F. Tansill
Cash Severance	814,040	814,040	—
Restricted Stock Units Acceleration	—	1,740,740	601,864
Stock Option Acceleration	—	1,054,485	482,479
Health Coverage Payment	50,000	50,000	—
Total	864,040	3,659,265	1,084,343
Darren Wilson
Cash Severance	605,769	605,769	—
Annual Cash Short-Term Incentive Payment	403,846	403,846	—
Restricted Stock Units Acceleration	—	1,892,321	677,654
Stock Option Acceleration	—	1,322,248	616,361
Health Coverage Payment	—	—	20,499
Total	1,009,616	4,224,184	1,294,015
Michael L. Reidenbach
Cash Severance	1,198,967	1,198,967	—
Restricted Stock Units Acceleration	—	1,610,849	560,430
Stock Option Acceleration	—	889,842	400,822
Health Coverage Payment	75,000	75,000	—
Total	1,273,967	3,774,659	961,253
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the Chief Executive Officer) and the annual total compensation of James G. Kelly, our Chief Executive Officer. The pay ratio included in this information is calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For 2020, our last completed fiscal year:
•
The annual total compensation of the median employee was $58,488; and

•
The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented earlier in this Proxy Statement, was $5,636,384.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 103 to 1.
To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•
We selected December 31, 2020 as the date upon which we would identify the “median employee.”

•
We determined that, as of December 31, 2020, we had approximately 2,000 employees working for us and our consolidated subsidiaries.

•
As permitted under SEC rules, we eliminated a total of 95 global employees (approximately 4.75% of our total population) from the data set. A list of the excluded employees and their country of residency is provided in the table below.

Country	# of Employees	Country	# of Employees
China	44	Malta	11
Gibraltar	19	Czech Republic	21

•
To determine our “median employee” from our adjusted employee population, we used a consistently applied compensation definition and chose “base pay (actual).”

•
For non-US employees, currency values were adjusted using a purchasing power parity (PPP) conversion factor in conjunction with foreign exchange rate. PPP factors are from 2019, the most recent available from the World Bank as of the time the calculation was performed. Foreign exchange rates used were as of December 31, 2020.

•
Using this methodology, we determined that the “median employee” was a full-time employee located in Poland, with base pay (actual) for the 12-month period ending December 31, 2020 in the amount of $58,234 USD (99,142 PLN).

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $58,488 (inclusive of the value of employer-provided health and welfare benefits).

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of the Summary Compensation Table.

PROPOSAL NO. 2: APPROVAL, BY AN ADVISORY VOTE, OF OUR EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity at the Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “say-on-pay” proposal, approving the compensation of our named executive officers. There have been no material changes to our compensation policies this year. This vote is not intended to address any specific item of compensation or the compensation of any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure, which provide additional details about the compensation of our NEOs in 2020. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for 2020, our executive compensation program aligned individual compensation with the short-term and long-term performance of our company in ways such as the following:
•
Our compensation decisions were appropriately responsive to the COVID-19 pandemic and the challenges the company experienced in 2020, as reflected in the temporary and voluntary reduction of base salaries by our NEOs from March 29, 2020 through December 2020, and discretionary adjustments to our short-term incentive plan to reward our executives for their extraordinary efforts and unique challenges of 2020.

•
Overall, the total compensation of our Chief Executive Officer decreased 14% and the total compensation of each of our NEOs decreased 10% on average compared to the prior year. The total cash compensation of our Chief Executive Officer decreased 46% and the total cash compensation for our other NEOs decreased 32% on average (excluding Mr. Panther who joined the Company as our Chief Financial Officer in November 2019), compared to the prior year.

•
Pay opportunities were appropriate to the size of our company when compared to peer companies.

•
Our compensation program was heavily performance-based, using multiple measures for short-term incentive payments.

•
Performance metrics under our short-term incentive plan were rigorous.

•
Long-term incentives were linked to stockholder value through stock options and restricted stock units that change in value as share price fluctuates.

•
Perquisites are a minor part of our compensation program.

•
Our NEOs’ employment agreements do not provide enhanced severance in connection with a change in control.

•
Our NEOs’ employment agreements condition severance upon a release of claims against the company and compliance with restrictive covenants.

•
Our equity plan does not provide for “single-trigger” change-in-control acceleration of equity awards.

•
Excise tax gross ups are not provided to any of our NEOs.

•
Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

•
Pursuant to our clawback policy, we may recoup the value of any annual short-term or long-term incentive awards provided to any NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•
The compensation committee engages independent compensation consultants.

•
The compensation committee certifies performance results for purposes of executive compensation.

•
We do not re-price or backdate stock options or issue discounted stock options.

•
We do not pay dividend equivalent rights with respect to restricted stock units.

The board of directors believes that our executive compensation program aligns our NEOs’ compensation with the long-term interests of our stockholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build stockholder value. The board of directors believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with stockholder interests and that have benefited and will benefit us over time.
For the reasons stated above, the board of directors recommends a vote “FOR” the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for our 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, named executive officer compensation tables and related narrative discussion, is hereby APPROVED.”

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our board of directors has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.
Deloitte & Touche LLP also served as our independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2020. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.
In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the audit committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2022. Even if the appointment of Deloitte & Touche LLP is ratified, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of our Company.
Deloitte & Touche LLP Fees
Aggregate fees billed to us for the fiscal years ended December 31, 2020 and 2019 by our independent auditors, Deloitte & Touche LLP and its affiliates were approximately:
	2020	2019
Audit fees	$3,154,690	$3,695,522
Audit-related fees	163,283	482,333
Tax fees	1,079,581	1,296,783
All other fees	6,175	6,000
Total	$4,403,729	$5,480,638
All of the fees set forth in the table above for 2020 and 2019 were pre-approved by the audit committee in accordance with the procedures described below.
Audit Fees
The audit fees listed above were billed in connection with the integrated audit of our annual consolidated financial statements and our internal controls over financial reporting, the reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, the statutory audits of foreign subsidiary financial statements, and a SOC 1 internal control attestation report.
Audit-Related Fees
The audit-related fees listed above were billed in connection with the professional services performed in 2020 and 2019 in connection with Form S-3 comfort letter and consent issuances relating to our Form S-8 registration statements and secondary offerings, for services rendered related to examination of one of our settlement accounts, and for services related to assistance with our SEC comment letter response.
Tax Fees
The tax fees listed above were billed for tax compliance, planning and advice for services rendered in 2020 and 2019.

Other Fees
The other fees listed above for 2020 and 2019 were related to our subscription of a research tool offered by Deloitte & Touche LLP.
Pre-Approval Policy for Services Performed by Independent Registered Public Accounting Firm
The audit committee has responsibility for the appointment, compensation and oversight of the work of our independent registered public accounting firm. As part of this responsibility, the audit committee must pre-approve all permissible services to be performed by the independent registered public accounting firm.
The audit committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent registered public accounting firm. Under the policy, the audit committee must give prior approval for any amount or type of service within four categories — audit services, audit-related services, tax services or, to the extent permitted by law, other services — that the independent registered public accounting firm provides. Prior to the annual engagement, the audit committee may grant general pre-approval for independent registered public accounting firm services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the audit committee if it is to be provided by the independent registered public accounting firm. For any pre-approval, the audit committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The audit committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the audit committee at its next scheduled meeting.
The board of directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The audit committee operates under a written charter adopted by the board of directors that is available on the Company’s website at www.evopayments.com.
The audit committee oversees accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the audit committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2020 and the Company’s internal controls over financial reporting as of December 31, 2020 with management and Deloitte & Touche LLP, the independent auditor for the Company. The Committee also discussed and reviewed with Deloitte & Touche LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche LLP with the audit committee under PCAOB Auditing Standard No. 1301, Communications with audit committees, and SEC Rule 2-07 of Regulation S-X.
In addition, Deloitte & Touche LLP provided to the audit committee a formal written statement describing all relationships between Deloitte & Touche LLP and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte & Touche LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee reviewed and discussed with Deloitte & Touche LLP any matters that could have impacted Deloitte & Touche LLP’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the audit committee’s attention as a result of its review of Deloitte & Touche LLP’s statement or its discussions with Deloitte & Touche LLP that would indicate that Deloitte & Touche LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the audit committee recommended to the board of directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.
AUDIT COMMITTEE
David W. Leeds (Chair)
Mark A. Chancy
Laura M. Miller
Gregory S. Pope

PROPOSAL NO. 4: APPROVAL, FOR PURPOSES OF NASDAQ LISTING RULES, OF THE ELIMINATION OF THE LIMITATION ON CONVERSIONS CONTAINED IN OUR OUTSTANDING SERIES A CONVERTIBLE PREFERRED STOCK
On April 21, 2020, in response to the adverse impact of the COVID-19 pandemic on economies globally, we raised approximately $149.3 million of net proceeds from the sale of 152,250 shares of our Series A convertible preferred stock, par value $0.0001 per share, which we refer to as our convertible preferred stock, to an affiliate of MDP, which we refer to as MDP for purposes of this Proposal. Under the terms of our convertible preferred stock, we are asking our stockholders to approve the elimination of the limitation on conversion of our convertible preferred stock in the event the conversion results in Class A common stock ownership in excess of 19.99% of the aggregate voting power as required by Nasdaq Listing Rule 5635. If stockholders do not approve this Proposal, from and after the Annual Meeting until the requisite stockholder approval is obtained, the PIK interest rate on our convertible preferred stock will increase by 1.00% per annum. As a result, the dilutive impact, both economically and from a voting power perspective, will likely increase despite the continued imposition of the ownership limitation.
Background and Overview
In early March 2020, the COVID-19 pandemic and related government actions taken to control its spread began to negatively impact the world economy, and our operating results. In response, we implemented a number of business continuity measures and formed a crisis management team to address the challenges from the pandemic, including those related to the health and safety of our employees and partners, and to minimize the disruption on our merchants. We undertook a range of actions to actively manage our expenses and cash flows in response to the pandemic, including making significant reductions in payroll expenses through a combination of furloughs, terminations and salary reductions. We also amended our revolving credit facility to temporarily increase our permitted maximum leverage ratio through September 30, 2021.
In addition, we sought to raise additional capital to provide additional financial flexibility through the pandemic. Our board of directors considered several alternative potential funding options, including common equity issuances and additional debt financing. Market conditions made several options unviable and commercially unattractive. As part of this process, MDP expressed an interest in providing capital and continuing its support of our business. In response, the board of directors formed a special committee consisting solely of directors unaffiliated with MDP to review and negotiate the terms of an MDP investment. Following negotiation, review and approval by the special committee, which included the receipt of advice from external financial and legal advisors, we entered into an investment agreement with certain funds affiliated with MDP providing for the sale of 152,250 shares of convertible preferred stock on March 29, 2020. The sale was completed on April 21, 2020, generating approximately $149.3 million of net proceeds to us.
Terms of Our Convertible Preferred Stock
Our convertible preferred stock ranks senior to our Class A common stock with respect to dividends and distributions on liquidation, winding-up and dissolution. Each share of convertible preferred stock has an initial liquidation preference of $1,000 per share. Holders of convertible preferred stock are entitled to cumulative, paid-in-kind (PIK) dividends, which are payable semi-annually in arrears by increasing the liquidation preference for each outstanding share of convertible preferred stock. These PIK dividends accrue at an annual rate of (i) 6.00% per annum for the first ten years and (ii) 8.00% per annum thereafter, subject in each case to a 1.00% per annum increase in the event that the stockholder approval contemplated by Nasdaq Listing Rules with respect to the issuance of Class A common stock in excess of the ownership limitation (as defined below) upon conversion of our convertible preferred stock is not obtained at the Annual Meeting. We refer to this stockholder approval requirement as the requisite stockholder approval. Holders of convertible preferred stock are also entitled to participate in and receive any dividends declared or paid on our Class A common stock on an as-converted basis. We may not pay dividends to holders of our Class A common stock unless full participating dividends are concurrently paid to holders of convertible preferred stock.
Each holder of convertible preferred stock has the right, at its option, to convert its shares of our convertible preferred stock, in whole or in part, into fully paid and non-assessable shares of Class A common stock, at any time and from time to time after the earlier of (i) the receipt of the requisite stockholder approval and (ii) the consent of the holders of a majority of our convertible preferred stock waiving requirement that we continue to seek the requisite stockholder approval. The number of shares of Class A common stock into which a share of convertible preferred stock will convert at any time is equal to the product of (i) the then-effective conversion rate and (ii) the quotient obtained by dividing the sum of the then-effective liquidation preference per share of our convertible preferred stock and the amount of any accrued and unpaid PIK dividends by the initial liquidation preference of $1,000. The conversion rate of our convertible preferred stock was initially set at 63.2911 shares of Class A common stock, based on an implied conversion price of $15.80 per share of Class A common stock. The conversion rate is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events. We have the right to settle any conversion at the request of a holder of our convertible preferred stock in cash based on the last reported sale price of our Class A common stock.
The holders of our convertible preferred stock are generally entitled to vote with the holders of the shares of our Class A common stock on all matters submitted for a vote to the Class A common stockholders (voting together with the holders of shares of Class A common stock as one class) on an as-converted basis, subject to certain limitations. Notwithstanding this right, Nasdaq Listing Rules prohibit our convertible preferred stock from voting on the approval of this Proposal as discussed below.
Subject to certain conditions, we may, at our option, require conversion of all (but not less than all) of the outstanding shares of our convertible preferred stock to Class A common stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding notification of the election to convert, the last reported closing price of the Class A common stock is at least (i) 180% of the conversion price prior to the fourth semi-annual PIK dividend payment date, (ii) 170% of the conversion price on or after the fourth and prior to the sixth semi-annual PIK dividend payment date, (iii) 160% of the conversion price on or after the sixth and prior to the eighth semi-annual PIK dividend payment date, or (iv) 150% of the conversion price on or after the eighth semi-annual PIK dividend payment date. If we elect to mandatorily convert all outstanding shares of our convertible preferred stock prior to the sixth semi-annual PIK dividend payment date, then, for purposes of such conversion, the liquidation preference of each outstanding share of our convertible preferred stock will be increased by the compounded amount of all remaining scheduled PIK dividend payments on our convertible preferred stock through, and including, the sixth semi-annual PIK dividend payment date.
We may redeem all outstanding shares of our convertible preferred stock at any time after ten years for a cash purchase price equal to the liquidation preference as of the redemption date plus accumulated and unpaid regular PIK dividends. If we undergo a change of control (as defined in the certificate of designations for our convertible preferred stock), each holder of our convertible preferred stock may require us to repurchase all or a portion of its then-outstanding shares of our convertible preferred stock for cash consideration equal to 150% of the then-current liquidation preference per share of our convertible preferred stock plus accumulated and unpaid PIK dividends, if any (or, if the repurchase date for such change of control is on or after the sixth semi-annual PIK dividend payment date, 100% of the liquidation preference per share of our convertible preferred stock plus accumulated and unpaid PIK dividends, if any).
Certain Provisions of the Transactions Documents
Investment Agreement Transfer Restrictions.   As part of the investment agreement, MDP agreed that, with limited exceptions, it would not transfer any shares of our convertible preferred stock, or any shares of Class A common stock issued upon conversion, prior to the earlier of (i) April 21, 2023, which is the date 36 months following the completion of our sale of convertible preferred stock to MDP, and (ii) the occurrence of any change in control (as defined in the certificate of designations for our convertible preferred stock).
Support Agreements.   In connection with the completion of the sale of our convertible preferred stock, holders of an aggregate of approximately 25.2% of the voting power as of the record date eligible to vote on this Proposal at the Annual Meeting, including Blueapple and all of our executive officers holding shares of Class C common stock, have agreed to vote in favor of the approval this Proposal.
Registration Rights Agreement.   In connection with the completion of the sale of our convertible preferred stock, we amended our existing registration rights agreement to provide MDP with demand and piggyback registration rights with respect to the shares of the Class A common stock issuable upon conversion of our convertible preferred stock.
Director Nomination Agreement.   In connection with the completion of the sale of our convertible preferred stock, we entered into an amendment and restatement of our existing director nomination agreement with MDP. As amended and restated, MDP has the right to designate for nomination up to two of our directors until MDP holds less than 15% of the voting power of our outstanding voting stock. Thereafter, MDP will have the right to designate one director for nomination until MDP no longer holds at least 5% of the voting power of our outstanding voting stock. Our convertible preferred stock constitutes voting stock for purposes of this agreement.
Limited Liability Company Agreement.   In connection with the completion of the sale of our convertible preferred stock, we amended the EVO LLC Agreement to designate a new series of preferred membership interests titled “Series A Convertible Preferred Units,” with terms in the aggregate substantially equivalent to those of our convertible preferred stock, and to make other clarifying changes. We purchased and will continue to hold one Series A Convertible Preferred Unit for each outstanding share of convertible preferred stock outstanding at any given time. As our convertible preferred stock is converted into Class A common stock, these preferred units will convert into common units of EVO Invesco, LLC to maintain the parity required by our Up-C organizational structure.
Reasons for Requesting Stockholder Approval
Because our Class A common stock is listed on the Nasdaq Global Market, we are subject to Nasdaq Listing Rules, including Rule 5635. Nasdaq Listing Rule 5635 requires that, among other things, a listed company obtain shareholder approval of the issuance of securities that would constitute a change of control. Nasdaq generally defines a change of control to include any situation where a single person or group obtains voting power over 20% or more of the outstanding voting power of a listed company.
The certificate of designations for our convertible preferred stock contains a limitation specifying that, prior to receipt of the requisite stockholder approval described above, no person or group (as those terms are defined for purposes of Section 13(d)(3) of the Exchange Act) may convert shares of our convertible preferred stock into shares of Class A common stock if the conversion would result in such person or group beneficially owning in excess of 19.99% of our then-outstanding voting power. We refer to this limitation for purposes of this Proposal as the ownership limitation.
As part of the certificate of designations for our convertible preferred stock, we have agreed to use our reasonable best efforts to obtain the requisite stockholder approval to remove the ownership limitation. Accordingly, we are seeking approval of this Proposal in accordance with Nasdaq Listing Rule 5635 to approve the issuance of Class A common stock upon conversion of our convertible preferred stock without regard to the ownership limitation.
Consequences Associated with the Failure to Approve this Proposal
Covenant to Continue to Seek Approval.   Pursuant to the certificate of designations for our convertible preferred stock, we have agreed to use our reasonable best efforts to obtain the requisite stockholder approval, including by seeking such approval, if not previously obtained, at each future regular annual meeting of stockholders until such time, if any, as the holders of a majority of our convertible preferred stock then outstanding provide notice to us that we need no longer seek such approval. As a result, failure to approve this Proposal will likely result in our incurring additional costs as we continue to seek approval of a similar proposal from our stockholders at future meetings.
Increased PIK Interest Rate.   If stockholders do not approve this Proposal, from and after the Annual Meeting until the requisite stockholder approval is obtained, the PIK interest rate on our convertible preferred stock will increase by 1.00% per annum. As a result, the dilutive impact, both economically and from a voting power perspective, will likely increase despite the continued imposition of the ownership limitation. For example, the resulting 1% PIK interest rate increase would result in an increase in liquidation preference of as much as $10 million over 5 years (entitling holders of the convertible preferred stock to more than 600,000 additional shares of Class A common stock upon any conversion) and would result in an increase in liquidation preference of over $28 million over 10 years (entitling holders of the preferred convertible stock to approximately 1.8 million additional shares of Class A common stock upon any conversion).
Dilution and Market Effects.   Even if this Proposal is not approved by stockholders, our convertible preferred stock may still become convertible into shares of Class A common stock. As a result, we may experience the effects of conversion described under “Dilution” and “Market Effects” above. Further, because MDP is able to transfer our convertible preferred stock following the expiration of the transfer restrictions contained in the investment agreement to persons who will not be restricted by the ownership limitation, the failure to approve this Proposal will not effectively limit the dilutive or market effects that may accompany approval of this Proposal.
Adverse Effect on Ability to Raise Capital.   Failure to approve this Proposal may make future potential funding sources less willing to provide financing to us on favorable terms where subsequent stockholder approval is required.
Effect of Stockholder Approval of this Proposal
Conversion of Our Convertible Preferred Stock Without Regard to the Ownership Limitation.   Following the approval of this Proposal, or if approval of this Proposal is waived by the holders of our convertible preferred stock, each share of our convertible preferred stock may be converted into shares of Class A common stock. If this Proposal is approved, holders may convert shares of our convertible preferred stock into shares of Class A common stock and may vote shares of our convertible preferred stock on an as converted basis, without regard to the ownership limitation. As of the record date, our convertible preferred stock was convertible into an aggregate 10,181,551 shares of Class A common stock, representing approximately 13.2% of the voting power in the election of our directors. This percentage may increase with time as the outstanding convertible preferred stock continues to accrue additional PIK dividends which are convertible into shares of Class A common stock at the conversion price specified in the certificate of designations. This percentage will further increase as a result of the cancellation of our Class B common stock and conversion of our Class C common stock into Class D common stock on May 25, 2021. As of the record date, all shares of our convertible preferred stock were held by MDP.
Dilution.   If the Proposal is approved, our convertible preferred stock will become convertible into shares of Class A common stock. Though our convertible preferred stock may become convertible into shares of Class A common stock even if this Proposal is not approved, stockholder approval of this Proposal will remove the ownership limitation applicable to the convertible preferred stock. Conversions, including conversions in excess of the ownership limitation, may have a dilutive effect on our earnings per share.
Market Effects.   In accordance with the registration rights agreement, we intend to maintain a resale registration statement with the SEC to enable MDP, as the holder of our convertible preferred stock, to sell the shares of our Class A common stock to be issued upon conversion of our convertible preferred stock. If significant quantities of our Class A common stock are sold, or if it is perceived that such sales may occur, the trading price of our Class A common stock could be adversely affected.
Required Vote and Recommendation
Proposal No. 4 requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on such matters, present in person or by proxy. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal as they are not considered present for purposes of voting on this proposal.
Nasdaq Listing Rule 5635 and IM-5635-2 thereto provide that the holders of our Series A convertible preferred stock should not be entitled to vote on an as converted basis for the approval of any shares to be issued or issuable as a result of the conversion of our Series A convertible preferred stock. As a result, any votes of the Series A convertible preferred stock will be not counted as entitled to vote on this proposal.
In accordance with the support agreements described above, our directors and executive officers representing approximately 25.2% of the voting power as of the record date have agreed to vote in favor of this proposal.
Our board of directors unanimously recommends that you vote “FOR” this Proposal No. 4.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information relating to the beneficial ownership of our Class A common stock, Class B common stock, Class C common stock, Class D common stock and Series A convertible preferred stock as of March 26, 2021 by:
•
each of our directors and named executive officers;

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock, Class B common stock, Class C common stock, Class D common stock, Series A convertible preferred stock and LLC Interests; and

•
all of our directors and executive officers as a group.

As described in “Certain Relationships and Related Party Transactions,” each Continuing LLC Owner (as defined below) is entitled to have their LLC Interests purchased or redeemed for cash equal to the market value of the applicable number of our shares of Class A common stock. “Continuing LLC Owners” refers collectively to the holders of our Class B common stock, Class C common stock and Class D common stock immediately following our initial public offering, which includes Blueapple, MDP, our executive officers and certain of our current and former employees.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 26, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock and LLC Interests held by that person.
Applicable percentage ownership is based on 46,842,967 shares of our Class A common stock, 32,163,538 shares of Class B common stock, 1,638,425 shares of Class C common stock, 2,315,870 shares of Class D common stock and 152,250 shares of our Series A convertible preferred stock outstanding as of March 26, 2021. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 26, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each beneficial owner listed is c/o EVO Payments, Inc., Ten Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.
Beneficial ownership in EVO Payments, Inc.
	Class A common stock		Class B common stock		Class C common stock		Class D common stock		Series A convertible preferred stock		Combined Voting Power
Name of beneficial owner	Number	%	Number	%	Number	%	Number	%	Number	%	%
5% Stockholders
Blueapple, Inc.(1)	—	—	32,163,538	100.0%	—	—	—	—	—	—	15.9%
Madison Dearborn Partners, LLC(2)	304,138	*	—	—	—	—	1,559,840	67.4%	152,200	100.0%	15.6%
Brown Advisory Incorporated(3)	4,727,178	10.1%	—	—	—	—	—	—	—	—	6.1%
The Vanguard Group(4)	4,297,698	9.2%	—	—	—	—	—	—	—	—	5.6%
BlackRock, Inc.(5)	3,201,594	6.8%	—	—	—	—	—	—	—	—	4.1%
Wells Fargo & Company(6)	2,741,824	5.9%	—	—	—	—	—	—	—	—	3.5%
Directors and Named Executive Officers
Rafik R. Sidhom(1)	—	—	32,163,538	100.0%	—	—	—	—	—	—	15.9%

	Class A common stock		Class B common stock		Class C common stock		Class D common stock		Series A convertible preferred stock		Combined Voting Power
Name of beneficial owner	Number	%	Number	%	Number	%	Number	%	Number	%	%
Mark A. Chancy	9,945	*	—	—	—	—	—	—	—	—	*
Vahe A. Dombalagian(2)	304,138	*	—	—	—	—	1,559,840	67.4%	152,200	100.0%	15.6%
John S. Garabedian	43,365	*	—	—	—	—	—	—	—	—	*
David W. Leeds	25,948	*	—	—	—	—	—	—	—	—	*
Laura M. Miller	9,331	*	—	—	—	—	—	—	—	—	*
Gregory S. Pope	77,563	*	—	—	—	—	—	—	—	—	*
Matthew W. Raino(2)	304,138	*	—	—	—	—	1,559,840	67.4%	152,200	100.00%	15.6%
James G. Kelly(7)	614,728	1.3%	—	—	1,064,618	65.0%	—	—	—	—	5.6%
Thomas E. Panther(8)	41,713	*	—	—	—	—	—	—	—	—	*
Michael L. Reidenbach(9)	181,082	*	—	—	335,563	20.5%	—	—	—	—	1.8%
Brendan F. Tansill(10)	204,033	*	—	—	147,142	9.0%	—	—	—	—	*
Darren Wilson(11)	283,205	*	—	—	—	—	—	—	—	—	*
All executive officers and directors as a group (17 persons)(12)	1,857,944	3.8%	32,163,538	100.0%	1,638,425	100.0%	1,559,840	67.4%	152,200	100.0%	40.9%
Beneficial Ownership in EVO Investco, LLC
	LLC Interests beneficially owned
Name of beneficial owner	Number	%
5% Stockholders
Blueapple, Inc.(1)	32,163,538	38.8%
Madison Dearborn Partners, LLC(2)	1,559,840	1.9%
Directors and Named Executive Officers
Rafik R. Sidhom(1)	32,163,538	38.8%
Mark A. Chancy	—	—
Vahe A. Dombalagian(2)	1,559,840	1.9%
John S. Garabedian	—	—
David W. Leeds	—	—
Laura M. Miller	—	—
Gregory S. Pope	—	—
Matthew W. Raino	1,559,840	1.9%
James G. Kelly(7)	1,064,618	1.3%
Thomas E. Panther	—	—
Michael L. Reidenbach	335,563	*
Brendan F. Tansill	147,142	*
Darren Wilson	—	—
All executive officers and directors as a group (17 persons)	35,361,803	42.6%

*
Indicates beneficial ownership of less than 1% of the total outstanding common stock or LLC Interests, as applicable.

(1)
Blueapple is controlled by its majority stockholder, Rafik R. Sidhom, who is our founder and chairman of our board of directors. Mr. Sidhom may be deemed to share beneficial ownership of the reported securities. Mr. Sidhom disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The address for Blueapple and Mr. Sidhom is 515 Broadhollow Road, Melville, New York 11747.
(2)
Consists of 304,138 shares of Class A common stock held by Madison Dearborn Capital Partners VI-C, L.P. (“MDCP VI-C”), 1,559,840 shares of Class D common stock and an equal number of LLC Interests held by MDCP Cardservices, LLC (“MDCP Cardservices”) and 152,250 shares of Series A Convertible Preferred Stock held by MDCP Cardservices II, LLC. Madison Dearborn Capital Partners VI-B, L.P. (“MDCP VI-B”) may be deemed to share beneficial ownership of the securities held by MDCP Cardservices, as its controlling member. Madison Dearborn Partners VI-A&C, L.P. (“MDP VI-A&C”), as the general partner of MDCP VI-C, may be deemed the beneficial owner of the securities beneficially owned by MDCP VI-C. Madison Dearborn Partners, LLC (“MDP LLC”), as the general partner of each of MDP VI-B and MDP VI-A&C may be deemed to share beneficial ownership of the reported securities. As the sole members of the limited partner committees of MDP VI-B and MDP VI-A&C, which have the power, acting by unanimous vote, to vote or dispose of the securities beneficially owned by MDP VI-B and MDP VI-A&C, respectively, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such securities. Two members of our board of directors, Vahe A. Dombalagian and Matthew W. Raino, are Managing Directors of MDP LLC. Each of the foregoing entities and persons disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The address for the MDP entities and persons is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 4600, Chicago, Illinois 60602.

(3)
Based on information obtained from a Schedule 13G filed with the SEC on February 8, 2021 by Brown Advisory Incorporated (“BAI”) on behalf of itself and its subsidiaries, Brown Investment Advisory & Trust Company (“BIATC”) and Brown Advisory LLC (“BALLC”). BAI reported that, as of December 31, 2020, BAI, BIATC and BALLC had sole voting power with respect to 4,024,807; 30,863 and 3,993,944 shares of our Class A common stock, respectively, and shared dispositive power with respect to 4,727,178; 30,863 and 4,696,315 shares of our Class A common stock, respectively. The address of each of the foregoing is 901 South Bond Street, Suite #400, Baltimore, MD 21231.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on February 8, 2021 by The Vanguard Group (“Vanguard”) on behalf of itself and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard reported that as of December 31, 2020, it had sole voting power with respect to 0 shares of our Class A common stock, shared voting power with respect to 100,288 shares of our Class A common stock, sole dispositive power with respect to 4,157,548 shares of our Class A common stock and shared dispositive power with respect to 140,150 shares of our Class A common stock, and that the shares are beneficially owned by Vanguard and its wholly owned subsidiaries identified above. The address of each of the foregoing is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on information obtained from a Schedule 13G filed with the SEC on January 29, 2021 by BlackRock, Inc. (“Blackrock”) on behalf of itself and its wholly owned subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. BlackRock reported that as of December 31, 2020, it had sole voting power with respect to 3,141,418 shares of our Class A common stock and sole dispositive power with respect to 3,201,594 shares of our Class A common stock, and that the shares are beneficially owned by BlackRock and its wholly owned subsidiaries identified above. The address of each of the foregoing is 55 East 52nd Street, New York, NY 10055.

(6)
Based on information obtained from a Schedule 13G filed with the SEC on February 11, 2021 by Wells Fargo & Company (“Wells Fargo”) on behalf of itself and its subsidiaries, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Wells Fargo Clearing Services, LLC, Wells Fargo Funds Management, LLC, and Wells Capital Management Incorporated. Wells Fargo reported that as of December 31, 2020, it had sole voting power with respect to 97,841 shares of our Class A common stock, shared voting power with respect to 602,436 shares of our Class A common stock, sole dispositive power with respect to 97,841 shares of our Class A common stock and shared dispositive power with respect to 2,643,983 shares of our Class A common stock, and that the shares are beneficially owned by Wells Fargo and its subsidiaries identified above. The address for Wells Fargo is 420 Montgomery Street, San Francisco, CA 94163.
(7)
Includes 893,535 shares of Class C common stock and an equal number of LLC Interests held by the James G. Kelly Grantor Trust Dated January 12, 2012. John Kelly, Mr. Kelly’s son, is the trustee of the James G. Kelly Grantor Trust Dated January 12, 2012. Includes shares of Class A common stock underlying 412,755 stock options that are currently exercisable as well as 23,850 restricted stock units and 103,360 stock options that will vest on May 22, 2021.

(8)
Includes shares of Class A common stock underlying 35,357 stock options that are currently exercisable.

(9)
Includes shares of Class A common stock underlying 118,265 stock options that are currently exercisable as well as 7,295 restricted stock units and 31,616 stock options that will vest on May 22, 2021.

(10)
Includes shares of Class A common stock underlying 135,513 stock options that are currently exercisable as well as 8,979 restricted stock units and 38,912 stock options that will vest on May 22, 2021.

(11)
Includes shares of Class A common stock underlying 159,833 stock options that are currently exercisable as well as 11,785 restricted stock units and 51,072 stock options that will vest on May 22, 2021.

(12)
Includes shares of Class A common stock underlying 1,108,227 stock options that are currently exercisable as well as 10,233 stock options that will vest on March 29, 2021, and 67,516 restricted stock units and 292,599 stock options that will vest on May 22, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
The following is a description of transactions since January 1, 2020 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, and Series A convertible preferred stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Issuance of Series A convertible preferred stock
On April 21, 2020, we issued 152,250 shares of Series A convertible preferred stock to an affiliate of MDP for a purchase price of $985.221685 per share. The terms of our Series A convertible preferred stock and of its issuance are described in greater detail in Proposal No. 4 above. We reimbursed MDP for $750,000 of expenses in connection with the offer and sale of the Series A convertible preferred stock.
EVO LLC Agreement
In connection with the IPO, we and the Continuing LLC Owners entered into the EVO LLC Agreement. The EVO LLC Agreement was amended in connection with the issuance of our Series A convertible preferred stock, effective April 21, 2020, to designate a series of convertible preferred units with terms in the aggregate substantially equivalent to the Series A convertible preferred stock.
Appointment as manager.   Under the EVO LLC Agreement, we became a member and the sole manager of EVO LLC. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of EVO LLC without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of EVO LLC and the day-to-day management of EVO LLC’s business. Pursuant to the terms of the EVO LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of EVO LLC except by our election.
Compensation.   We are not entitled to compensation for our services as manager. We are entitled to reimbursement by EVO LLC for fees and expenses incurred on behalf of EVO LLC, including all expenses associated with maintaining our corporate existence.
Distributions.   The EVO LLC Agreement requires “tax distributions” to be made by EVO LLC to its members, as that term is defined in the agreement, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our first lien senior secured credit facility pursuant to our credit agreement dated as of December 22, 2016, and amended on October 24, 2017, April 3, 2018, and June 14, 2018 (together, our “Senior Secured Credit Facilities”) or any of our future debt agreements. Tax distributions will be made as and when members are required to make estimated payments or file tax returns, which we expect will be approximately on a quarterly basis, to each member of EVO LLC, including us, based on such member’s allocable share of the taxable income of EVO LLC and an assumed tax rate that will be determined by us. For this purpose, the taxable income of EVO LLC, and the members’ allocable share of such taxable income, will be determined without regard to any tax basis adjustments that are personal to any member, including as a result from our deemed or actual purchase of an LLC Interest from the Continuing LLC Owners (as described below under “— Tax Receivable Agreement”). The assumed tax rate that we expect to use for purposes of determining tax distributions from EVO LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to any one of EVO LLC’s members (currently 48.42% of taxable income), regardless of the actual final tax liability of any such member. We expect EVO LLC may make distributions out of distributable cash periodically to enable us to cover our operating expenses and other obligations, including our obligations under the TRA, as well as to make dividend payments, if any, to the holders of our Class A common stock, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our Senior Secured Credit Facilities or any of our future debt agreements.
Transfer restrictions.   The EVO LLC Agreement generally does not permit transfers of LLC Interests by members, subject to certain limited exceptions. Any transferee of LLC Interests must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of EVO LLC.
Common unit sale and exchange rights.   The EVO LLC Agreement provides certain sale and exchange rights to the Continuing LLC Owners that entitles each Continuing LLC Owner to have all or a portion of its LLC Interests purchased by us or exchanged for Class A common stock, as applicable, or redeemed by EVO LLC.
Pursuant to the EVO LLC Agreement, upon receipt of a sale notice from Blueapple with respect to its LLC Interests, we will use our commercially reasonable best efforts to pursue a public offering of shares of our Class A common stock and use the net proceeds therefrom to purchase LLC Interests from Blueapple. We may elect, at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that Blueapple consents to any election by us to cause EVO LLC to redeem the LLC Interests. Blueapple is not entitled to deliver more than four sale notices in the aggregate that are ultimately settled as purchases of LLC Interests from the net proceeds of a public offering of Class A common stock during any twelve-month period. Any public offerings conducted by MDP pursuant to the exercise of its registration rights pursuant to the Registration Rights Agreement where we register shares to purchase LLC Interests from Blueapple also count as sale notices for purposes of this limitation.
Each Continuing LLC Owner (other than Blueapple) has an exchange right providing that, upon receipt of an exchange notice from such Continuing LLC Owner, we will exchange the applicable LLC Interests for newly issued shares of our Class A common stock on a one-for-one basis pursuant to the Exchange Agreement. Upon our receipt of such an exchange notice, we may elect at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that such Continuing LLC Owner consents to any election by us to cause EVO LLC to redeem the LLC Interests. In the event that a Continuing LLC Owner does not consent to an election by us to cause EVO LLC to redeem the LLC Interests, we are required to exchange the applicable LLC Interests for newly issued shares of Class A common stock.
Any LLC Interests purchased from Blueapple following the completion of a public offering of shares of our Class A common stock will be purchased for cash at a price per LLC Interest equal to the price per share of such Class A common stock sold (after deducting underwriting discounts and commissions) in the offering. Any LLC Interests redeemed by EVO LLC from any Continuing LLC Owner will be redeemed at a price per LLC Interest equal to a volume-weighted average market price of one share of our Class A common stock for each LLC Interest (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).
If we elect to cause EVO LLC to redeem LLC Interests in lieu of pursuing a public offering or exchanging LLC Interests for newly issued shares of our Class A common stock, we will offer the other Continuing LLC Owners the right to have their respective LLC Interest redeemed in an amount up to such person’s pro rata share of the aggregate LLC Interests to be redeemed. We are not be required to redeem any LLC Interest from Blueapple or any other Continuing LLC Owner in response to a sale notice from Blueapple if we elect to pursue, but are unable to complete, a public offering of shares of our Class A common stock.
Each Continuing LLC Owner’s exchange rights are subject to certain customary limitations, including the absence of any liens or encumbrances on such LLC Interest to be purchased or redeemed. The settlement of a purchase of LLC Interests from Blueapple is subject to the consummation of a public offering generating sufficient net proceeds to us to purchase the applicable LLC Interests, subject to customary cutback provisions. Any Continuing LLC Owner (other than Blueapple) may condition the settlement of any exchange of LLC Interests from such Continuing LLC Owner on the closing of an underwritten offering of the shares of our Class A common stock to be issued in connection with the settlement.
Pursuant to the Registration Rights Agreement described below, MDP has customary registration rights, and all Continuing LLC Owners (other than Blueapple) have customary piggyback registration rights, including piggyback rights with respect to any public offering conducted in response to our receipt of a sale notice from Blueapple. Pursuant to the EVO LLC Agreement, Blueapple also has the right, in connection with any public offering we conduct (including any offering conducted as a result of an exercise by MDP of its registration rights), to request that we use our commercially reasonable best efforts to include shares of our Class A common stock as part of such public offering and use the net proceeds therefrom to purchase a like amount of its LLC Interests. Our requirement to pursue public offerings and purchase of LLC Interests from Blueapple for cash in connection with any offering is subject to customary cutback provisions typical for registration rights agreements.
In addition, we agree under the Registration Right Agreement to maintain a registration statement with respect to the issuance of the Class A common stock to be issued upon exchange of any outstanding LLC Interests pursuant to the exchange rights described above.
Any time we purchase LLC Interests from any Continuing LLC Owner, our ownership of LLC Interests will increase. Whether by purchase or redemption, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
In connection with any purchase or redemption of LLC Interests from a Continuing LLC Owner, the Continuing LLC Owner is required to surrender a number of shares of our Class B common stock (to the extent still outstanding), Class C common stock, or Class D common stock, as applicable, registered in the name of such Continuing LLC Owner, which we will cancel for no consideration on a one-for-one basis with the number of LLC Interests purchased or redeemed.
Maintenance of one-to-one ratio between shares of Class A common stock and LLC Interests.   The EVO LLC Agreement requires EVO LLC to take all actions with respect to its LLC Interests, including reclassifications, distributions, divisions or recapitalizations, to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of shares of our Class A common stock outstanding. This ratio requirement disregards (i) shares of our Class A common stock under unvested options issued by us, (ii) treasury stock, (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of EVO LLC, and (iv) prior to their conversion, any shares of Class A common stock issuable upon conversion of our Series A convertible preferred stock. In addition, this Class A common stock ratio requirement disregards all LLC Interests at any time held by any other person, including the Continuing LLC Owners. If we issue, transfer or deliver from treasury stock or purchase shares of Class A common stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or purchases, the number of outstanding LLC Interests we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or purchase or redeem any of our Series A convertible preferred stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries purchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any purchase or redemption) equity interests in EVO LLC which (in our good faith determination) are in the aggregate substantially equivalent to our Series A convertible preferred stock so issued, transferred, delivered, purchased or redeemed. EVO LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the LLC Interest that is not accompanied by an identical subdivision or combination of our Class A common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of outstanding shares of our Class A common stock, subject to exceptions.
Issuance of LLC Interests upon exercise of options or issuance of other equity compensation.   Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from EVO LLC a number of LLC Interests equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of EVO LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in EVO LLC equal to the aggregate value of such shares of Class A common stock and EVO LLC will issue to us a number of LLC Interests equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of EVO LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to EVO LLC (or the applicable subsidiary of EVO LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of EVO LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to EVO LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, EVO LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in EVO LLC equal to the purchase price for such shares in exchange for an equal number of LLC Interests.
Dissolution.   The EVO LLC Agreement provides that the unanimous consent of all members holding voting units is required to voluntarily dissolve EVO LLC. In addition to a voluntary dissolution, EVO LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up EVO LLC; (2) second, to pay debts and liabilities owed to creditors of EVO LLC, other than members; (3) third, to pay debts and liabilities owed to members; (4) fourth, to the holders of the convertible preferred units in an amount with respect to each such unit equal to the greater of (a) the sum of the liquidation preference applicable to such unit and any dividends that will have accumulated unpaid on a share of our Series A convertible preferred stock and (b) the amount that would have been received if the preferred units had been converted to LLC Interests on the date of such payment, and (5) fifth, to the members pro-rata in accordance with their respective percentage ownership interests in EVO LLC (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).
Amendment.   The EVO LLC Agreement provides that it may be amended or modified by us as the manager. However, no amendment or modification, whether by merger, consolidation or otherwise, (1) to the amendment provisions of the EVO LLC Agreement may be made without the prior written consent of each member of EVO LLC, (2) to any of the terms and conditions of the EVO LLC Agreement that expressly require the approval or action of certain persons may be made without obtaining the consent of the requisite number or specified percentage of such persons who are entitled to approve or take action on such matter, and (3) to any of the terms and conditions of the EVO LLC Agreement may be made without the prior written consent of any member of EVO LLC to the extent such amendment or modification adversely affects the rights or powers of such member or imposes additional obligations on such member.
Indemnification.   The EVO LLC Agreement provides for indemnification by EVO LLC of the manager, members and officers of EVO LLC and EVO LLC’s subsidiaries or affiliates. Under the EVO LLC Agreement, EVO LLC also agrees, subject to certain limitations, to indemnify the Continuing LLC Owners against losses, claims, actions, damages, liabilities and expenses related to any public offering of shares of our Class A common stock where we use the net proceeds therefrom to purchase LLC Interests from the Continuing LLC Owners.
Tax Receivable Agreement
For purposes of this discussion of the tax receivable agreement dated as of May 25, 2018 (the “TRA”), the Continuing LLC Owners include the MDP affiliate who owns the call option and the MDP affiliate that owns the LLC Interests subject to the call option described above. We used all of the net proceeds from the IPO to purchase LLC Interests directly from EVO LLC. We expect to obtain an increase in our share of the tax basis of the assets of EVO LLC from future purchases or redemptions of LLC Interests that result from Continuing LLC Owners exercising their rights to have LLC Interests purchased by us or redeemed by EVO LLC, which we intend to treat, to the extent the law allows, as our direct purchase of LLC Interests from a Continuing LLC Owner for U.S. federal income and other applicable tax purposes (such basis increases, the “Basis Adjustments”). Any Basis Adjustment will have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities, to the extent we would otherwise have had net taxable income on which we would have been required to pay income tax. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
In connection with the transactions described above, we entered into the TRA with the Continuing LLC Owners that provides for the payment by us to such persons of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of EVO LLC attributable to payments made under the TRA and deductions attributable to imputed interest payments pursuant to the TRA. EVO LLC intends to have in effect an election under Section 754 of the Code effective for each taxable year in which a purchase or redemption of LLC Interests for cash occurs. These tax benefit payments are not conditioned upon one or more of the Continuing LLC Owners maintaining a continued ownership interest in either EVO LLC or us. The Continuing LLC Owners’ rights under the TRA are assignable to permitted transferees of their LLC Interests (other than EVO LLC or us as transferee pursuant to a purchase or redemption of LLC Interests). We will benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.
The actual Basis Adjustments, as well as any amounts paid to the Continuing LLC Owners under the TRA will vary depending on a number of factors, including:
•
the timing of any subsequent purchases or redemptions — for instance, the Basis Adjustments resulting from a purchase or redemption of LLC Interests will depend on the fair market value of LLC Interests at the time of purchase or redemption. Thus, the Basis Adjustment will vary because of fluctuations in fair market value;

•
price of purchases or redemptions — in the case of purchases, the price of shares of our Class A common stock at the time of initial purchases or subsequent purchases, after deducting underwriting discounts and commissions, and in the case of redemptions, the price of shares of our Class A common stock at the time of redemptions, the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our common stock at the time of the initial purchases or subsequent purchases or redemptions;

•
nature of acquisition of LLC Interests — if an acquisition of LLC Interests is not taxable for any reason, increased tax deductions will not be available. Moreover, taxable acquisitions can lead to different payments under the TRA depending on whether they constitute purchases by EVO Payments, Inc. or redemptions by EVO LLC; and

•
the amount and timing of tax benefits — the TRA generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the TRA. If we do not have taxable income, we generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the TRA.

For purposes of the TRA, cash tax savings in income tax and franchise tax in lieu of income tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the TRA not been entered into. The amount of state and local taxes that would have been paid in that case will be determined using an estimated rate of tax that approximates the overall state and local tax rate that would have been applied. The TRA generally applies to each of our taxable years, beginning with the first taxable year ending after the consummation of the IPO. There is no maximum term for the TRA; however, the TRA may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing LLC Owners an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

The payment obligations under the TRA are obligations of EVO Payments, Inc. and not of EVO LLC. Although the actual timing and amount of any payments that may be made under the TRA will vary, we expect that the payments to the Continuing LLC Owners could be substantial. Any payments made by us to the Continuing LLC Owners under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us or to EVO LLC and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding payments under the TRA from cash flow from operations of our subsidiaries, available cash and available borrowings under our credit facility.
The TRA provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the TRA, then the TRA will terminate and our obligations, or our successor’s obligations, under the TRA would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA. We may elect to completely terminate the TRA early only with the written approval of a majority of our “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of Nasdaq). The Continuing LLC Owners that are members of our board, are not “independent directors” for this purpose and will not have the ability to cause us to elect an early termination of the TRA.
Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, tax planning, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a Continuing LLC Owner under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments.
As a result of a change in control or our election to terminate the TRA early, (1) we could be required to make cash payments to the Continuing LLC Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA, and (2) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the TRA could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the TRA.
Payments under the TRA are based on tax reporting positions that we take. We will not be reimbursed for any cash payments previously made to the Continuing LLC Owners pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a Continuing LLC Owner will be netted against any future cash payments that we might otherwise be required to make to that Continuing LLC Owner under the terms of the TRA. However, a challenge to any tax benefit initially claimed by us might not arise for a number of years following the initial time of such payment or, even if challenged early, such excess payments may be greater than future cash payments that could be offset under the TRA. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings.
We have full responsibility for, and sole discretion over, all EVO Payments, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing LLC Owners.
Under the TRA, we are required to provide the Continuing LLC Owners with a schedule showing the calculation of payments that are due under the TRA with respect to each taxable year with respect to which a payment obligation arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the TRA are generally made to the Continuing LLC Owners within five business days after this schedule becomes final pursuant to the procedures set forth in the TRA, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the TRA will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
As discussed above, actual amounts of payments under the TRA and the timing of such payments will vary and will be determined based on a number of factors, including the timing and nature of future acquisitions of LLC Interests, the price of Class A common stock at the time of each purchase or redemption, the extent to which such purchases or redemptions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the timing and amount of any subsequent asset dispositions. Thus, it is likely that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding payments under the TRA as compared to the estimates set forth above. Payments under the TRA are not conditioned on the Continuing LLC Owners’ continued ownership of us.
Exchange Agreement
In connection with the completion of the IPO, we entered into the Exchange Agreement with the Continuing LLC Owners (other than Blueapple) providing for the exchange of Class A common stock for LLC Interests in accordance with the exchange rights described in “— EVO LLC Agreement — Common unit sale and exchange rights.”
In addition to the exchange rights described above, an affiliate of MDP is the holder of a call option that provides the holder the option to directly or indirectly purchase, from MDCP VI-C, LLC Interests. Pursuant to the Exchange Agreement, the affiliate has the right to require a purchase and simultaneous exercise of all or a portion of the call option by us. The aggregate value of the consideration paid by us to acquire any LLC Interests pursuant to the call option (i.e., the sum of the call option purchase price and the call option exercise price) will be the same as if we had acquired the relevant LLC Interests directly pursuant to the sale and exchange mechanics under the Exchange Agreement and may be paid in either cash or in shares of Class A common stock at our option; provided that if the call option holder does not consent to the receipt of shares of Class A common stock, the request for us to purchase and exercise the call option will be deemed withdrawn.
Registration Rights Agreement
In connection with the completion of the IPO, we entered into the Registration Rights Agreement, which was amended on April 21, 2020 in connection with the issuance of our Series A convertible preferred stock. The agreement provides MDP with customary demand registration rights that require us to register shares of Class A common stock held by it, including any Class A common stock received upon our exchange of its LLC Interests or conversion of the Series A convertible preferred stock. MDP may exercise these registration rights at any time following the expiration of any related lock-up period. MDP is not entitled to demand registration of shares of Class A common stock it holds or receives in exchange for LLC Interests more than four times during any twelve-month period. The delivery of any sale notice by Blueapple pursuant to the EVO LLC Agreement settled by our undertaking a public offering in which MDP participates also counts as a demand registration for purposes of this limitation.
All Continuing LLC Owners (other than Blueapple) also received customary piggyback registration rights with respect to any public offering by us, including the right to participate on a pro rata basis in any public offering we conduct in response to our receipt of a sale notice from Blueapple.
Director Nomination Agreement
In connection with the IPO, we and MDP entered into a director nomination agreement. This agreement was subsequently amended and restated in connection with MDP’s investment in our Series A convertible preferred stock. As amended and restated, the director nomination agreement provides MDP with the right to designate two of our nine directors until MDP no longer holds at least 15% of the voting power of our outstanding voting stock and one of our nine directors until MDP no longer holds at least 5% of the voting power of our outstanding voting stock. MDP is entitled to designate the replacement of any of its board designees should a designee’s service terminate prior to the end of the director’s term, regardless of MDP’s voting power at the time.
We are required, to the extent permitted by applicable law, to take all necessary action to cause our board of directors and the nominating and corporate governance committee to include such designees in the slate of director nominees for election by our stockholders. MDP’s current designees are Matthew W. Raino, a Group II director, and Vahe A. Dombalagian, a Group III director. Pursuant to the director nomination agreement, we also agreed not to, without MDP’s prior consent, take any action to (1) increase the size of our board of directors to more than nine, (2) declassify our board of directors or (3) amend our bylaws to provide for a voting standard in the election of directors other than plurality voting.
Payment Processing and Other Services
We provide certain professional and other services to Blueapple. The expense related to these services was $0.2 million for the year ended December 31, 2020.
We conduct business through two wholly owned subsidiaries and one unconsolidated investee under ISO agreements with a relative of our founder and chairman pursuant to which the relative of our founder and chairman provides certain marketing services and equipment in exchange for a commission based on the volume of transactions processed for merchants acquired by the relative of our founder and chairman. We paid $0.6 million in 2020 under these arrangements.
Related party commission expense incurred with our unconsolidated investees amounted to $15.3 million for the year ended December 31, 2020. The sale of equipment and services to these entities amounted to less than $0.1 million for the year ended December 31, 2020.
Indemnification of Directors and Officers
We entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”) against expenses, losses and liabilities that may arise in connection with actual or threatened proceedings, in which they are involved by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Our bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, and our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
Other Related Party Transactions
Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must promptly disclose to our general counsel or, to the extent we do not have a general counsel, to our chief executive officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel or chief executive officer, as applicable, will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or any committee of the board of directors consisting exclusively of disinterested directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. Our policy does not specify the standards to be applied by our board of directors or the board committee in determining whether or not to approve or ratify a related person transaction, but we anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.
We lease office space located at 515 Broadhollow Road in Melville, New York for $0.1 million per month from 515 Broadhollow, LLC. 515 Broadhollow, LLC is majority-owned, directly and indirectly, by

Mr. Sidhom. We believe these rental payments reflect market-based rents that we would pay for comparable office space. We sublease a portion of this office space to an unconsolidated investee. Sublease income was $0.1 million for the year ended December 31, 2020.
In connection with the IPO, we entered into a chairman and consulting agreement with Mr. Sidhom that requires us to nominate Mr. Sidhom for election as a director at each stockholder meeting until the earliest of the termination of the chairman and consulting agreement, the first time Mr. Sidhom no longer serves on our board of directors or whenever Mr. Sidhom, together with certain trusts with which he is affiliated, no longer hold at least 15% of the outstanding LLC interests. The agreement also provides that Mr. Sidhom will consult with our company for a period of three years following his departure as Chairman of our board of directors. The chairman and consulting agreement provides for annual compensation of $250,000 and health benefits, and also contain customary restrictive covenants in favor of our company.
NFP is our benefit broker and 401(k) manager. NFP is a portfolio company of MDP, and one of our executive officers maintains a minority ownership interest in NFP. For the year ended December 31, 2020, we paid $0.7 million in commission and other expenses to NFP.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file with the SEC initial reports of stock ownership and reports of changes in ownership of common stock and other equity securities of our company. All Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to fiscal 2020, except that we filed one Form 4 late on behalf of Mr. Radesca.
ADDITIONAL INFORMATION
List of Stockholders of Record
In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328. This list will also be available at the Annual Meeting.
Submission of Director Nominees or Stockholder Proposals at Next Year’s Annual Meeting
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, in writing not later than December 6, 2021.
Stockholders intending to present a proposal at the 2022 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2022 Annual Meeting of Stockholders no earlier than the close of business on January 18, 2022 and no later than the close of business on February 17, 2022. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after May 18, 2022, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and not later than the close of business on the 90th day prior to the 2021 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
OTHER MATTERS
We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43607-P53539

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVO PAYMENTS, INC.

The Board of Directors recommends you vote FOR all of the nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Elect Class III Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Vahe A. Dombalagian
02) James G. Kelly
03) Rafik R. Sidhom

	For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal 2.			
2. Approval, on an advisory basis, of the Company's executive compensation.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 3.			
3. Ratification of appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 4.			
4. Approval, for purposes of Nasdaq Listing Rules, of the elimination of the limitation on conversions contained in the Company's outstanding Series A convertible preferred stock.	☐	☐	☐

5. To consider and act upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D43608-P53539

EVO PAYMENTS, INC.
ANNUAL MEETING OF STOCKHOLDERS - MAY 18, 2021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James G. Kelly and Steven J. de Groot, or either of them, as proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EVO Payments, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 18, 2021, at the Company's offices located at 10 Glenlake Parkway, South Tower, Suite 55, Atlanta, Georgia 30328, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE